Exhibit 10.2
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (as amended, modified, supplemented or restated in accordance with its terms from time to time, this “Agreement”), dated as of October 1, 2009 (the “Agreement Date”), is by and among (i) American Processing Company, LLC, a Michigan limited liability company (d/b/a NDeX) (the “Buyer”), (ii) Dolan Media Company, a Delaware corporation (“DMC” and, together with the Buyer, the “Buying Parties” and each a “Buying Party”), (iii) James E. Albertelli, P.A., a Florida professional association d/b/a “Albertelli Law” (“Albertelli Florida”), (iv) The Albertelli Firm, P.C., a Georgia professional corporation (“Albertelli Georgia”), (v) Albertelli Title, Inc., a Florida corporation (“Albertelli Title,” and together with Albertelli Florida and Albertelli Georgia, the “Sellers” and each a “Seller”), and (vi) James E. Albertelli, an individual (“Albertelli,” and together with the Sellers, the “Selling Parties” and each a “Selling Party”). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 9.12.
RECITALS
A. In addition to providing Legal Services to its clients, Albertelli Florida and Albertelli Georgia are engaged in the business of providing foreclosure, bankruptcy and eviction processing and related services to their respective clients in connection with the foreclosure of residential (but not commercial) real estate (the “Foreclosure Related Business”).
B. Albertelli Title is engaged in the business of obtaining title evidence, examining title and preparing title summary reports (the “Title Business,” and together with the Foreclosure Related Business, but excluding any activities involving the Practice of Law, the “Business”).
C. Subject to the terms and conditions set forth herein, the Sellers desire to sell and assign to the Buyer, and the Buyer desires to purchase from the Sellers, all of the assets (other than the Excluded Assets) used by the Sellers in the Business.
D. Albertelli owns all of the issued and outstanding capital stock of Albertelli Florida and Albertelli Georgia and will benefit substantially from the consummation of the Transaction and accordingly has agreed to become a party to this Agreement.
AGREEMENT
In consideration of the mutual covenants of the parties hereto set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE PURCHASED ASSETS
1.1 Transfer of Assets.
(a) Purchased Assets. Pursuant and subject in all respects to the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties hereto set forth herein or in any document delivered pursuant hereto, at the Closing, the Sellers shall sell, transfer and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase from the Sellers, all of each Seller’s right, title and interest in and to the Business and all of the Sellers’ right, title and interest in the assets used in connection with the operation of the Business (other than the Excluded Assets), wherever located and whether or not all or any of said assets appear on or are reflected upon the Sellers’ books, records or financial statements (collectively, the “Purchased Assets”), including, but not limited to, the following:
(i) Movable/Tangible Personal Property. All equipment and machinery, furniture, computer hardware and software, printers, office furniture and equipment and other similar personal or movable property of the Sellers used in connection with the operation of the Business, including the personal property listed on Schedule 1.1(a)(i);
(ii) Intangible Assets. All intangible assets used in connection with the operation of the Business, including, but not limited to, all “know how,” production methods and techniques of the Sellers relating to the Business;
(iii) Assumed Contracts. All rights and benefits that any of the Sellers may have under the Contracts used in connection with the operation of the Business listed on Schedule 1.1(a)(iii) and all other non-material Contracts not listed on Schedule 1.1(a)(iii) but used in connection with the operation of the Business and entered into in the ordinary course of business consistent with past custom and practice (the “Assumed Contracts”);
(iv) Assumed Proprietary Rights. All Proprietary Rights used in connection with the operation of the Business, including Software, Third Party Software, Documentation relating to all of the foregoing, all prior versions, derivations and enhancements of all of the foregoing, and all income, licenses, and other rights and assets arising therefrom or related thereto at any time, but excluding all Proprietary Rights included in the definition of Excluded Assets (collectively, the “Assumed Proprietary Rights”);
(v) Records. All records and files (in all media) of the Sellers used in connection with the operation of the Business, including sales and purchase correspondence, customer and supplier lists, books of account, financial records and employment records (collectively, the “Business Records”); provided, however, that the Sellers may retain one copy thereof in their discretion, but subject to their compliance with Section 8.6(c) hereof;
(vi) Governmental Authorizations. All rights of any of the Sellers, to the extent assignable, in and to the Governmental Authorizations, issued or granted to, or otherwise held by, any of the Sellers in connection with the Business;

(vii) Claims. All causes of actions, claims, warranties, guarantees, refunds (other than Income Tax refunds), covenants, indemnities and the like, all rights of recovery and set-off of every kind and character of any of the Sellers related to the Business and all rights and claims against vendors of Purchased Assets transferred hereunder;
(viii) Goodwill. All goodwill associated with the Business and the Purchased Assets, along with the right of the Buyer to hold itself out as the successor of each of the Sellers in the conduct of the Business; and
(ix) Other Assets. All other properties and assets owned by the Sellers and used in connection with the operation of the Business, whether or not of a type falling within any of the categories of assets or properties described above, unless specifically forming part of the Excluded Assets.
(b) Excluded Assets. Notwithstanding the foregoing, the following assets of the Sellers are retained by the Sellers, do not constitute Purchased Assets and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):
(i) Records. Each of the Sellers’ formal corporate records, including governing documents, minute books, stock books and other records having exclusively to do with the corporate organization of such Seller and such Seller’s Income Tax returns, financial statements and related information (except as such financial statements or related information pertain to the Business), and one copy of the Business Records as provided in Section 1.1(a)(vi);
(ii) Securities. All of the capital stock of the Sellers and all ownership interests of any of the Sellers in any other Person;
(iii) Agreement Rights. The Sellers’ rights pursuant to or under this Agreement and the Transaction Documents;
(iv) Cash and Marketable Securities. All cash, cash equivalents, bank accounts, negotiable instruments and marketable securities of the Sellers;
(v) Employee Benefit Plans. Each Employee Benefit Plan and all moneys, rights and other assets (including any insurance policy, annuity contract or trust) maintained under, pursuant to, or in direct connection with, any Employee Benefit Plan;
(vi) Assets of Legal Practice. All assets, tangible or intangible, utilized by Albertelli Florida and Albertelli Georgia solely in their provision of Legal Services, including all associated Contracts, Proprietary Rights, Software, Third Party Software, Websites, logos, marketing materials, records, work product and files (including client files) and the personal property listed on Schedule 1.1(b)(vi), including all personal computers, equipment and other furniture in individual attorneys’ and staff offices and cubicles that are used by attorneys and staff who will continue to be employees of the Sellers after the Closing;

(vii) Personal Items. All artwork, photographs and personal items owned by Albertelli or by employees of the Sellers, whether or not located on the Leased Real Property, and any vehicles owned by the Sellers;
(viii) Prepaids. Any Income Tax deposits, Income Tax refunds, prepaid Income Taxes, security deposits, prepaid rent, utility deposits and other similar prepaid assets of the Sellers;
(ix) Corporate Names. All rights, title and interests in the trade names used by the Sellers prior to the Closing, including those using the phrases “Albertelli,” “Albertelli Law” and “Albertelli Title;” provided, however, that each Non-Compete Party acknowledges and agrees that any use of the phrase “Albertelli Title” during the Restricted Period shall constitute a violation of Section 8.6(b) hereof;
(x) Excluded Proprietary Rights. All right, title and interest (including all Proprietary Rights) in (A) the Sellers’ Websites, (B) the web-based portal under development by Albertelli and his Affiliates to allow borrowers to be evaluated for loss mitigation opportunities and related software known as “PREO” (the “PREO Software”), (C) the web-based portal and software system under development by Albertelli and his Affiliates to provide for online bidding on properties included in foreclosure proceedings known as “REO2GO” (the “REO2GO Software”), (D) all derivations and enhancements of the foregoing, (E) all income, licenses, and other rights and assets arising therefrom or related thereto at any time and (F) any documents or solutions generated by the PREO Software and the REO2GO Software;
(xi) PREO, LLC and REO2GO, LLC. All assets of PREO, LLC and REO2GO, LLC, each an Affiliate of the Sellers not involved in the operation of the Business as historically conducted;
(xii) Real Property. All real property owned by the Sellers, including, but not limited to, Albertelli Title’s ownership interest in the Jacksonville Property;
(xiii) Receivables. All notes and accounts receivable of the Business as of the Closing Date, including all trade and other accounts and moneys receivable.
(xiv) Promissory Notes. All promissory notes due to any of the Sellers from (A) Albertelli, (B) Aasent Mortgage Corporation, a Georgia corporation, (C) William Grand, a Georgia resident, (D) Paramount Portfolio Management, LLC, a Florida limited liability company, and (E) Paramount Portfolio Management II, LLC, a Florida limited liability company, together with all equity interests of the Selling Parties and their Affiliates in any Person; and
(xv) Contracts not Assumed. All rights and benefits that the Sellers may have in any Contracts that are not Assumed Contracts.

1.2 Assumption of Liabilities.
(a) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer shall assume and agree to perform, pay and discharge when due the Liabilities and obligations of the Sellers that arise in connection with the operation of the Business after the Effective Time (collectively, the “Assumed Liabilities”), including, but not limited to, Liabilities and obligations of the Sellers that arise in connection with events or conditions that occur, and are to be performed, after the Effective Time under any Assumed Contract; provided, however, that the Buyer shall not assume any liabilities or obligations arising out of any breach prior to the Effective Time by any of the Sellers of any provision of any Assumed Contract.
(b) Excluded Liabilities. Notwithstanding any disclosures made to the Buyer or its agents in the conduct of their due diligence investigations of the Sellers, the Business and the Purchased Assets and further notwithstanding any matters disclosed on any Schedules hereto, the Buyer shall not assume any of the liabilities of any of the Sellers other than the Assumed Liabilities. The Buyer shall not be or become liable for any claims, demands, liabilities or obligations other than the Assumed Liabilities and the Buyer shall purchase the Purchased Assets free and clear of all Liens. Without limiting the foregoing, the Buyer shall not at the Closing assume or agree to perform, pay or discharge, and each of the Sellers shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, accrued or unaccrued, direct or indirect, choate or inchoate, perfected or unperfected, liquidated or unliquidated, of such Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including:
(i) Liabilities, obligations and expenses relating to the current and former employees of any of the Sellers or any such Seller’s employment thereof, including (A) severance, termination and other payments and benefits (including post-retirement benefits), whether owing under any severance policy, any union contract, any employment agreement or otherwise to any employees of any of the Sellers; (B) worker’s compensation claims; and (C) stock option or other stock-based award or any profit sharing, stock appreciation right or phantom equity award;
(ii) Liabilities or obligations for any Taxes (i) imposed upon, or incurred by, any of the Sellers or any of their respective Affiliates at any time, (ii) imposed upon or incurred in connection with the operation of the Business during any period (or portion of any period) ending on or before the Closing Date, or (iii) imposed on the Buyer as a transferee or successor of the Sellers;
(iii) Liabilities or obligations of any of the Sellers incurred in connection with violations of, or pursuant to, occupational safety, wage, welfare, employee benefit, and/or Environmental and Safety Requirements;
(iv) Liabilities and obligations of any of the Sellers or any of their respective Affiliates with respect to any claims, grievances, lawsuits, arbitrations, administrative or other Proceedings arising out of an occurrence or condition prior to the Effective Time or attributable to the operation of the Business prior to the Effective Time;
(v) Liabilities and obligations of any of the Sellers or any of their respective Affiliates under any Insurance Policies or Contracts that are not Assumed Contracts;

(vi) Liabilities and obligations of any of the Sellers with respect to any customer or client advances and deposits or other deferred revenue items;
(vii) Liabilities and obligations of any of the Sellers with respect to trade payables and accruals (including employee wages and benefits);
(viii) Liabilities, obligations and expenses of any of the Sellers with respect to the transactions contemplated hereby, including Liabilities, obligations and expenses with respect to the Selling Parties’ legal counsel, accountants, and any broker or finder;
(ix) Liabilities of the Sellers for Indebtedness;
(x) Liabilities and obligations of any of the Sellers or any of their respective Affiliates under or in connection with any Proceedings or Orders;
(xi) Liabilities and obligations of any of the Sellers or any of their respective Affiliates under, pursuant to or in connection with, any Employee Benefit Plan, including any Liabilities and obligations for notices and continuation coverage required by COBRA; and
(xii) Liabilities and obligations arising out of or related to the Excluded Assets.
(c) Each of the Sellers shall pay in full, when due, all of such Seller’s Liabilities and obligations other than the Assumed Liabilities.
1.3 Conveyance. At the Closing, the Sellers shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit 1.3 (a “Bill of Sale”), pursuant to which the Sellers shall convey to the Buyer the Purchased Assets and the Sellers shall assign and the Buyer shall assume the Assumed Liabilities.
ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT
2.1 Payment of the Closing Cash Consideration.
(a) Payment of the Closing Date Cash Payment. At the Closing, the Buyer shall deliver to each Seller, by wire transfer of immediately available funds to the bank account for such Seller designated in writing by the Sellers’ Representative on Exhibit 2.1(a), an amount in cash equal to such Seller’s allocable percentage of the Closing Date Cash Payment set forth on Schedule 2.1(a) (the “Allocable Percentages Schedule”).

(b) Payment of Indebtedness Payments. On or prior to the Closing Date, the Sellers shall either: (i) pay off all Indebtedness of any of the Sellers as of the Closing Date (and at or prior to the Closing the Sellers’ Representative shall deliver to the Buyer evidence of such payments) or (ii) direct the Buyer, by delivering to the Buyer a written notice at least two (2) Business Days prior to the Closing Date, to deliver to the creditors of any of the Sellers on the Closing Date, on behalf of the Sellers, any amounts necessary to pay off all Indebtedness as of the Closing Date (the aggregate amount of such payments under this clause (ii), the “Indebtedness Payments”) pursuant to valid payoff letters delivered by the Sellers’ Representative to the Buyer. In either case, for each item of Indebtedness repaid, the Sellers’ Representative shall cause all creditors thereof to surrender at Closing and cancel all instruments evidencing such items of Indebtedness and obtain the release or termination of any guarantees or security interests relating thereto and termination of all UCC financing statements filed in connection therewith.
(c) Retention of the Holdback Amount. At the Closing, the Buyer shall retain a portion of the Closing Cash Consideration equal to One Million Dollars ($1,000,000) (the “Holdback Amount”) to secure the Selling Parties’ obligations under this Agreement (including those obligations under Section 8.5(a) hereof).
2.2 Payment of the Deferred Cash Payment. The Deferred Cash Payment shall be paid by the Buyer to the Sellers in two equal installments of One Million Dollars ($1,000,000), in each case on the first (1st) anniversary of the Closing Date (the “First Installment”) and second (2nd) anniversary of the Closing Date (the “Second Installment”). The Buyer shall pay to each Seller such Seller’s Allocable Percentage of each such installment of the Deferred Cash Payment. Notwithstanding anything to the contrary in this Agreement, each Selling Party acknowledges and agrees that the Buyer shall be entitled to (i) offset Two Hundred Fifty Thousand ($250,000) against the First Installment and apply such amount towards the third installment payment on the First Invoice Amount (as such term is defined in the Florida Services Agreement) owed by Albertelli Florida to the Buyer pursuant to Section 3.2(b)(iii) of the Florida Services Agreement (thereby, for the avoidance of doubt, reducing the amount of the First Installment to Seven Hundred Fifty Thousand Dollars ($750,000)), and (ii) offset against the Second Installment and apply such amount towards the remaining balance on the First Invoice Amount owed by Albertelli Florida to the Buyer pursuant to Section 3.2(b)(iv) of the Florida Services Agreement.
2.3 Earn Out. The Purchase Price shall be subject to further adjustment as determined pursuant to this Section 2.3.
(a) Earn Out Payments.
(i) Subject to the terms and conditions hereof, if Adjusted EBITDA equals or exceeds the 2010 Adjusted EBITDA Target for the 2010 Earn Out Period, then the Sellers shall be entitled to an additional payment from Buyer for the 2010 Earn Out Period in an amount equal to the Earn Out Payment Amount; provided, however, that for so long as Adjusted EBITDA for the 2010 Earn Out Period is greater than the product of (x) fifty-five percent (55%) multiplied by (y) the 2010 Adjusted EBITDA Target, then the 2010 Earn Out Payment shall be an amount equal to (A) the Earn Out Payment Amount minus (B) the amount by which the 2010 Adjusted EBITDA Target exceeds Adjusted EBITDA for the 2010 Earn Out Period.

(ii) Subject to the terms and conditions hereof, if Adjusted EBITDA equals or exceeds the 2011 Adjusted EBITDA Target for the 2011 Earn Out Period, then the Sellers shall be entitled to an additional payment from Buyer for the 2011 Earn Out Period in an amount equal to the Earn Out Payment Amount; provided, however, that for so long as Adjusted EBITDA for the 2011 Earn Out Period is greater than the product of (x) fifty-five percent (55%) multiplied by (y) the 2011 Adjusted EBITDA Target, then the 2011 Earn Out Payment shall be an amount equal to (A) the Earn Out Payment Amount minus (B) the amount by which the 2011 Adjusted EBITDA Target exceeds Adjusted EBITDA for the 2011 Earn Out Period.
(iii) Subject to the terms and conditions hereof, if Adjusted EBITDA equals or exceeds the 2012 Adjusted EBITDA Target for the 2012 Earn Out Period, then the Sellers shall be entitled to an additional payment from Buyer for the 2012 Earn Out Period in an amount equal to the Earn Out Payment Amount; provided, however, that for so long as Adjusted EBITDA for the 2012 Earn Out Period is greater than the product of (x) fifty-five percent (55%) multiplied by (y) the 2012 Adjusted EBITDA Target, then the 2012 Earn Out Payment shall be an amount equal to (A) the Earn Out Payment Amount minus (B) the amount by which the 2012 Adjusted EBITDA Target exceeds Adjusted EBITDA for the 2012 Earn Out Period.
(b) Procedures Applicable to Determination of the Earn Out Payments.
(i) On or before the date which is sixty (60) days after the last day of each Earn Out Period, the Buyer shall deliver to the Sellers’ Representative (each such date of delivery, an “Earn Out Calculation Delivery Date”) its good faith determination of Adjusted EBITDA for the applicable Earn Out Period and its calculation of the relevant Earn Out Payment (in each instance, an “Earn Out Calculation”). The Buyer shall provide Sellers’ Representative and the Sellers’ Representative’s accountants reasonable access to the books and records of the Buyer upon reasonable notice to verify the applicable Earn Out Calculation.
(ii) On or before the thirtieth (30th) day following each Earn Out Calculation Delivery Date, the Sellers’ Representative may deliver to the Buyer a notice of objection (each an “Earn Out Calculation Objection Notice”) with respect to the corresponding Earn Out Calculation. If no Earn Out Calculation Objection Notice is delivered by the Sellers’ Representative to the Buyer before the expiration of such thirty (30) day period, then the relevant Earn Out Calculation shall be final and binding on the parties hereto as Adjusted EBITDA for the applicable Earn Out Period. Any Earn Out Calculation Objection Notice shall specify the items in the applicable Earn Out Calculation disputed by the Sellers’ Representative and shall describe the basis for such objection, as well as the amount in dispute. If an Earn Out Calculation Objection Notice is delivered in accordance with this Section 2.3(b)(ii), the Buyer and the Sellers’ Representative shall consult with each other with respect to the objection set forth therein. If the Buyer and the Sellers’ Representative are unable to reach agreement within fifteen (15) days after such an Earn Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accounting Firm. The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the applicable Earn Out Calculation as promptly as practicable, but in no event greater than forty-five (45) days after such submission to the Independent Accounting Firm, and to resolve only those issues of dispute set forth in the Earn Out Calculation Objection Notice. If unresolved disputed issues are submitted to the Independent Accounting Firm, the Buyer and the Sellers’ Representative will each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of the Buyer and the Sellers’ Representative to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn Out Calculation Objection Notice by the Independent Accounting Firm shall be final and binding on the parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between the Buyer and Sellers in the proportion that the amounts determined by the Independent Accounting Firm against each party bears to the total amount in dispute (determined with respect to dollar amount).

(c) Independence of Earn Out Payments. The Buyer’s obligation to pay the Earn Out Payments to the Sellers are independent obligations of the Buyer and are not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn Out Payments and the obligation to pay an Earn Out Payment to the Sellers shall not obligate the Buyer to pay any preceding or subsequent Earn Out Payment. For the avoidance of doubt, and by way of example if the conditions precedent to the payment of the 2010 Earn Out Payment set forth in Section 2.3(a)(i) are not satisfied, but either the conditions precedent to the payment of the 2011 Earn Out Payment set forth in Section 2.3(a)(ii) or to the payment of the 2012 Earn Out Payment set forth in Section 2.3(a)(iii) are satisfied, then the Buyer would be obligated to pay such of the 2011 Earn Out Payment and/or the 2012 Earn Out Payment for which the corresponding conditions precedent have been satisfied, and not the 2010 Earn Out Payment.
(d) Timing of Payment of Earn Out Payments. Any Earn Out Payments that the Buyer is required to make pursuant to Section 2.3(a) hereof shall be made no later than five (5) Business Days following the date upon which the determination of Adjusted EBITDA for the applicable Earn Out Period becomes final and binding upon the parties as provided herein (including final resolution of any dispute raised by the Sellers’ Representative in an Earn Out Calculation Objection Notice). The Buyer shall pay to each Seller such Seller’s Allocable Percentage of the applicable Earn Out Payment (less any Interim Earn Out Payment Amount previously paid by the Buyer to such Seller pursuant to Section 2.3(e) hereof) to the bank account for such Seller set forth on Exhibit 2.1(a).
(e) Payment of Interim Earn Out Payment Amount. Notwithstanding the Section 2.3(d) to the contrary, if (i) the Seller’s Representative timely delivers an Earn Out Calculation Objection Notice to the Buyer and (ii) the Buyer’s calculation of Adjusted EBITDA for such Earn Out Period is in an amount sufficient for an Earn Out Payment to be paid for such Earn Out Period, then, within five (5) Business Days of the delivery to the Buyer of such Earn Out Calculation Objection Notice, the Buyer shall pay to each Seller such Seller’s Allocable Percentage of the undisputed portion of the Earn Out Payment set forth in the Buyer’s Earn Out Calculation for such Earn Out Period (any such amount so paid shall hereinafter be referred to as the “Interim Earn Out Payment Amount”).
(f) Selection of Independent Accounting Firm. If an Independent Accounting Firm needs to be selected by the parties hereto for any reason under this Agreement, then upon the Sellers’ Representative’s or the Buyer’s written notice to the other party, the Sellers’ Representative and Buyer shall, within five (5) Business Days after delivery of such notice (or such other mutually agreed upon longer period), jointly select a nationally recognized independent accounting firm (an “Eligible Firm”) to act as the Independent Accounting Firm pursuant to the provisions of this Agreement; provided; however, that if the Sellers’ Representative and the Buyer are unable to jointly select such an Eligible Firm to act as the Independent Accounting Firm within such time period, then the Sellers’ Representative and Buyer shall each select an Eligible Firm at the end of such time period and such Eligible Firms shall, within five (5) Business Days after their selection, jointly select a third Eligible Firm to act as the Independent Accounting Firm pursuant to the provisions of this Agreement. Any Eligible Firm selected pursuant to this Section 2.3(f) shall be deemed the Independent Accounting Firm for all purposes of this Agreement.

2.4 Purchase Price Allocation. The Purchase Price (and all other items of consideration for Federal Income Tax purposes, including any adjustments thereto) shall be allocated for all purposes among the Purchased Assets and the covenants set forth in Section 8.6. The Buyer and the Sellers jointly shall prepare (i) an initial allocation of the Purchase Price (and all other items of consideration for Federal Income Tax purposes) no later than seventy-five (75) days following the Closing Date and (ii) a revised allocation of the Purchase Price (and all other items of consideration for Federal Income Tax purposes) as the result of any adjustment to the Purchase Price (or any other item of consideration for Federal Income Tax purposes) no later than forty-five (45) days following such adjustment. The Buyer and the Selling Parties (a) agree to be bound, and to cause their respective Affiliates to be bound, by such allocation (including any adjustment thereto pursuant to this Section 2.4), (b) shall act, and cause their respective Affiliates to act, in accordance with such allocation (including any adjustment thereto pursuant to this Section 2.4) in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation (including any adjustment thereto pursuant to this Section 2.4).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
As a material inducement to the Buyer to enter into this Agreement, the Selling Parties represent and warrant to the Buying Parties as follows (each of the Persons included within the definition of the Selling Parties hereby makes the following representations and warranties on a joint and several basis):
3.1 Organization and Qualification of the Sellers. Each of Albertelli Florida and Albertelli Title is duly organized, validly existing and in good standing as a corporation under the laws of the State of Florida. Albertelli Georgia is duly organized, validly existing and in good standing as a corporation under the laws of the State of Georgia. Each of the Sellers (i) has the corporate power and authority required to own and lease its property and to carry on its business as presently conducted and (ii) is duly qualified to transact business, and is in good standing as a foreign corporation authorized to transact business and to own and lease property in each jurisdiction (set forth opposite such Seller’s name on Schedule 3.1(i) attached hereto) in which the nature of the business conducted by it, or the character or location of the properties owned or leased by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Except as set forth on Schedule 3.1(ii), no Seller owns, directly or indirectly, any stock, partnership interest, limited liability company interest, joint venture interest or other equity interest in any other Person. The Sellers’ Representative has previously delivered to the Buyer complete and correct copies of the Organizational Documents for each of the Sellers.

3.2 Power and Authority; Authorization; Due Execution and Binding Effect.
(a) Each Seller has the requisite corporate capacity, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the Transaction and to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction. The execution and delivery of this Agreement and the Transaction Documents by each Seller which is a party thereto, and the performance by each Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action. This Agreement and the Transaction Documents to which a Seller is a party have been duly and validly executed and delivered by each Seller. This Agreement and the Transaction Documents to which a Seller is a party will constitute, upon such execution and delivery hereof, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws.
(b) Albertelli has the requisite legal capacity, power and authority to execute and deliver this Agreement and the Transaction Documents to which he is a party, to consummate the Transaction and to perform his obligations under this Agreement and the Transaction Documents to which he is a party. This Agreement and the Transaction Documents to which Albertelli is a party have been duly and validly executed and delivered by Albertelli. This Agreement and the Transaction Documents to which Albertelli is a party will constitute, upon such execution and delivery hereof and thereof, the valid and binding obligations of Albertelli, enforceable in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws and, to the extent applicable, any Florida exemption statutes.
3.3 Capitalization, Officers and Directors of the Sellers. All of the outstanding shares of capital stock in each of the Sellers are owned by those Persons identified on, and in the amounts set forth opposite their respective names on, Schedule 3.3(i) hereto, free and clear of any Liens whatsoever. There are no preemptive, conversion, subscription or other rights, options, warrants or agreements granted or issued by, or binding upon, any Seller for the purchase or acquisition of any shares of capital stock in such Seller. No Seller has any equity appreciation rights, phantom equity plan or similar rights outstanding. Schedule 3.3(ii) is a complete and correct list of all of the officers and members of the board of directors of each of the Sellers.

3.4 No Conflict. Except as set forth on Schedule 3.4, none of the execution and delivery of this Agreement or any Transaction Document by any Selling Party, the performance by them of any of their obligations under this Agreement or any Transaction Document or the consummation of the Transaction will, directly or indirectly:
(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of any of the Sellers, (ii) any resolution adopted by the board of directors or Albertelli as the sole stockholder of each Seller, or (iii) any Legal Requirement, Governmental Authorization, Contract or Order related to the Business or the Purchased Assets;
(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order related to the Business or the Purchased Assets; or
(c) result in (with or without notice or lapse of time) the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.
3.5 No Consent Required. Except as set forth on Schedule 3.5, no Consent is required to be made or obtained by any of the Selling Parties in connection with the authorization, execution, delivery or performance of this Agreement and the Transaction Documents or the consummation of the Transaction.
3.6 Financial Statements.
(a) Financial Statements. Attached as Schedule 3.6(a) hereto are the following financial statements of the Sellers (collectively, the “Reviewed Financial Statements”):
(i) (w) the compiled balance sheet for Albertelli Florida as of December 31, 2007, (x) the reviewed balance sheet for Albertelli Florida as of December 31, 2008, (y) the compiled balance sheets for Albertelli Title as of December 31, 2007 and December 31, 2008 and (z) the compiled balance sheet for Albertelli Georgia as of December 31, 2008;
(ii) (w) the compiled income statement for Albertelli Florida for the five month period ended December 31, 2007, (x) the reviewed income statement for Albertelli Florida for the twelve month period ended December 31, 2008, (y) the compiled income statement for Albertelli Title for the twelve month periods ended December 31, 2007 and December 31, 2008 and (z) the compiled income statement for Albertelli Georgia for the twelve month period ended on December 31, 2008; and
(iii) the reviewed cash flow statement for Albertelli Florida for the twelve months ended December 31, 2008.

(b) Pro Forma Financial Statements. Attached as Schedule 3.6(b) hereto are the following financial statements of the Business prepared on a pro-forma historical basis as if the Services Agreements had been in effect as of the beginning of the periods indicated herein (collectively, the “Pro Forma Financial Statements”):
(i) the audited balance sheet for the Business as of December 31, 2008;
(ii) the audited statement of operations for the Business for the twelve month period ended December 31, 2008; and
(iii) the audited cash flow statement for the Business on a historical basis for the twelve months ended December 31, 2008.
(c) Attached as Schedule 3.6(c) hereto are the following unaudited, interim financial statements of the Sellers (collectively, the “Interim Financial Statements”):
(i) the unaudited balance sheet (“Latest Balance Sheet”) for the Sellers as of June 30, 2009 (the “Latest Balance Sheet Date”); and
(ii) the unaudited income statement for the Sellers for the six (6) month fiscal period ended June 30, 2009.
(d) Except as set forth on Schedule 3.6(d), each of the Financial Statements is consistent with the books and records of the Sellers and fairly reflects in all material respects the financial condition, results of operations and cash flows of the Sellers as of the date and for the periods related thereto. Each of (i) the Pro Forma Financial Statements, (ii) the reviewed balance sheet for Albertelli Florida dated as of December 31, 2008 and (iii) the income statement and cash flow statement for Albertelli Florida for the twelve months ended December 31, 2008 (the Financial Statements in clauses (i), (ii) and (iii) are collectively referred to herein as the “GAAP Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements (other than the GAAP Financial Statements) disclose all material liabilities, direct or contingent, of the Sellers as of the dates thereof. The GAAP Financial Statements disclose all material liabilities, direct or contingent, of the Sellers as of the dates thereof as required to be disclosed by GAAP. The books and records of the Sellers are complete and correct in all material respects and fairly and accurately present and reflect in all material respects all of the transactions of the Sellers.
3.7 Absence of Undisclosed Liabilities. None of the Sellers has any Liabilities affecting the Business or the Purchased Assets, other than those Liabilities (i) as and to the extent reflected and accrued for or reserved against in the Latest Balance Sheet, (ii) that have arisen since the Latest Balance Sheet Date in the ordinary course of the Business consistent with past practices with unrelated parties and (iii) specifically delineated on Schedule 3.7.

3.8 Personal Property.
(a) Title. Each of the Sellers possesses good and marketable, indefeasible title to, or the right to use, the Purchased Assets, free and clear of all Liens other than the Liens listed on Schedule 3.8, which Liens shall be released at Closing pursuant to Section 7.2(g). The Sellers have the exclusive right to possess and convey, and upon the consummation of the Transaction, the Sellers will have conveyed, and the Buyer will be vested with, good and marketable title and interest in and to, or the right to use to the same extent as the Sellers, the Purchased Assets, free and clear of all Liens. The Purchased Assets constitute all of the assets and properties used in connection with the conduct of the Business and are sufficient to conduct the Business as presently conducted and as conducted in the previous twelve (12) months.
(b) Condition and Location. All of the tangible assets that are part of the Purchased Assets are in good operating condition, ordinary wear and tear excepted, and are useable in the ordinary course of business consistent with past custom and practice. There is no material tangible asset or material portion of the tangible assets which are part of the Purchased Assets that requires any material repair or replacement. No property owned or leased by the Sellers used in connection with the operation of the Business is located other than at the Leased Real Property.
(c) Assets. Schedule 1.1(a)(i) contains a complete and correct list of all of the material tangible assets that are used in connection with the operation of the Business.
3.9 Compliance with Laws; Governmental Authorizations.
(a) Except as set forth on Schedule 3.9(a):
(i) the Sellers are, and at all times have been, in compliance in all material respects with each Legal Requirement that is or was applicable to the Sellers, the Purchased Assets or the conduct or operation of the Business;
(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation by any Seller of, or a failure on the part of any Seller to comply in any material respect with, any Legal Requirement applicable to the Business; and
(iii) no Seller has received any notice or other communication from any Governmental Body or any other Person regarding, and there does not exist any material violation of, or material failure to comply with, any Legal Requirement applicable to the Business.
(b) Schedule 3.9(b) contains a complete and correct list of each Governmental Authorization that is necessary to permit the Sellers to lawfully conduct and operate the Business in the manner in which the Sellers currently conduct and operate such business and to permit the Sellers to own and use the Purchased Assets in the manner in which the Sellers currently own and use the Purchased Assets (the “Seller Governmental Authorizations”). The Sellers possess each Seller Governmental Authorization. Each Seller Governmental Authorization is valid and in full force and effect. All applications required to have been filed for the renewal of the Seller Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Seller Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.10 Real Property.
(a) Except for Albertelli Title’s ownership of a 40% interest in the Jacksonville Property, none of the Sellers owns nor has agreed or has an option to purchase or sell, or is obligated to purchase or sell, any real property.
(b) Schedule 3.10(b)(i) lists all real property leases to which any Seller is a party or by which any Seller is bound (the “Real Property Leases”). No Seller is in default of any of the terms of any Real Property Lease nor, to the Sellers’ Knowledge, is any other party to any Real Property Lease in default under the terms thereof; and each such Real Property Lease is in full force and effect and is valid, binding and enforceable against the applicable Seller and each other party thereto in accordance with its terms except as enforcement thereof may be limited by applicable Insolvency Laws. Complete and correct copies of the Real Property Leases have heretofore been delivered to the Buyer by the Sellers’ Representative. Except as specified on Schedule 3.10(b)(ii), the Sellers are in compliance with, and none of the Selling Parties have received any notice of default or any notice of noncompliance with respect to, any of the Real Property Leases or under any applicable Legal Requirements. No Seller has any past due obligation as lessee under any Real Property Lease. Except as set forth on Schedule 3.10(b)(iii), no Real Property Lease has been assigned in whole or in part by any of the Sellers and no subleases have been entered into relating to any of the Real Property Leases. The real property and improvements leased pursuant to the Real Property Leases shall be referred to herein as the “Leased Real Property.” All of the Leased Real Property is in good order and repair, normal wear and tear excepted. All build-out work and other improvements to be made under any of the Real Property Leases have been completed in a commercially reasonable manner. None of the Sellers has received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property that could adversely affect insurability that has not been complied with. There is no pending or, to the Sellers’ Knowledge, Threatened condemnation or other governmental taking of any Leased Real Property or any part thereof. To Seller’s Knowledge, no fact or condition exists that could result in the termination or impairment of presently available access to any portion of any Leased Real Property from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise necessary sewer, water, electric, gas, telephone or other utilities or services. There are no special, general or other assessments pending against any of the Sellers or affecting any Leased Real Property that would be payable by the lessee thereof. To Seller’s Knowledge, there are no special, general or other assessments Threatened against any of the Sellers or affecting any Leased Real Property that would be payable by the lessee thereof with respect to any other Leased Real Property. None of the Sellers has entered into any brokerage arrangement with respect to any Real Property Lease.
3.11 Contracts.
(a) Schedule 1.1(a)(iii) contains a complete and correct list, and the Sellers’ Representative has delivered to the Buyer complete and correct copies (or forms thereof, where form agreements are used; provided that any and all material deviations or changes to the forms in any individual case are described on Schedule 3.11(a)), of all of the Assumed Contracts. The Assumed Contracts constitute all of the material Contracts used or entered into in connection with the operation of the Business.

(b) Except as set forth on Schedule 3.11(b), all of the Assumed Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms except with respect to applicable Insolvency Laws and equitable principles generally, and, to the Sellers’ Knowledge, no event has occurred or circumstance exists that would give any Person (including any Seller) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Assumed Contract.
(c) Each of the Sellers enjoys peaceful and undisturbed possession of all leased personal or movable property under any leases for such property, and all of such leases are valid and in full force and effect and are enforceable against the applicable Seller and, to the Sellers’ Knowledge, against all other parties thereto except with respect to Insolvency Laws and equitable principles generally, and none of the Sellers nor any other party thereto is in material default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under any of such leases.
(d) Schedule 3.11(d) sets forth all filings, consents and approvals (the “Required Contract Consents”) necessary to validly assign and transfer all of the Assumed Contracts.
(e) No Assumed Contract is subject to termination, modification (including any changes, modifications or alterations to any of the terms of any Assumed Contract arising by operation of any provisions of any such Assumed Contract) or acceleration as a result of the consummation of the Transaction.
3.12 Proprietary Rights.
(a) The Sellers own, or are duly licensed, or otherwise possess legally enforceable rights, to use all Assumed Proprietary Rights. Upon the receipt of all required third party consents as described in the Post-Closing Agreement, each item of Assumed Proprietary Rights will continue to be owned and/or available for use by the Buyer on terms which are identical to those pursuant to which the Sellers, immediately prior to the Effective Time, own and/or have the right to use, such item. All of the Assumed Proprietary Rights are used internally by the Sellers and none of the Sellers distribute, sell, resell, license or sublicense, as applicable, any Assumed Proprietary Rights or have granted any rights to third parties to do so.
(b) There are no patents, registered copyrights, registered trademarks or service marks or domain names, or applications for the same within the Assumed Proprietary Rights which are owned by any of the Sellers.
(c) Except for packaged commercially available software programs generally available to the public which have been licensed to the Sellers pursuant to end-user licenses (“Commercial Software”), the Sellers are not engaged, authorized or otherwise have rights to use any Assumed Proprietary Rights owned by any third party (in whole or in part).

(d) Except for the Commercial Software, none of the Assumed Proprietary Rights is material to the Business.
(e) None of the Sellers has infringed, misappropriated, violated or engaged in unfair competition, or is currently infringing, misappropriating, violating or engaging in any unfair competition with respect to, any Proprietary Rights owned by any third party and there are no claims pending or, to the Sellers’ Knowledge, Threatened by any Person (i) alleging any such infringement, misappropriation, violation or unfair competition, (ii) against the use by any of the Sellers or any third party of any Assumed Proprietary Rights or (iii) challenging the ownership by any of the Sellers, validity or effectiveness of any Assumed Proprietary Rights. No Seller has undertaken or authorized legal counsel to undertake any investigation as to whether any Assumed Proprietary Rights infringes, misappropriates or otherwise violates any third party Proprietary Rights and, without limiting the generality of the foregoing, no Seller has received a non-infringement legal opinion with respect to any Assumed Proprietary Rights. To the Sellers’ Knowledge, there is no unauthorized use, infringement or misappropriation of or unfair competition with respect to any of the Assumed Proprietary Rights, including by an employee or former employee of any of the Sellers.
(f) The computer software, hardware, systems, business processes and databases used in the operation of the Business (the “Computer System and Processes”) adequately meets the data processing and operational needs of the Business as presently conducted. The Computer System and Processes perform substantially in accordance with the documentation related thereto and/or its intended functionality and performance expectations, and none of the Sellers has suffered any failures, errors or breakdowns in the Computer System and Processes within the past twelve (12) months which have caused any substantial disruption or interruption in the Business. The Sellers have delivered to the Buyer complete and correct records of the Sellers with respect to all fixes of Computer System and Processes (including fixes currently in process) over the past twenty-four months (24).
(g) None of the Sellers has made any oral or written representations, warranties or guarantees, or offered service level agreements (or similar commitments) with respect to the Business. Schedule 3.12(i) lists any written customer complaints related to the Business.
3.13 Employee Benefit Plans.
(a) Except as set forth on Schedule 3.13(a), no Seller has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to or had any other liability (contingent or otherwise) with respect to, any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “Multi-Employer Plan” (as defined in Section 3(37) or 4001 of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the employees or former employees or beneficiaries thereof of the Sellers, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Sellers having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due (collectively, “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA.

(b) None of the Purchased Assets is subject to any Lien under ERISA or the Code. No Seller is bound by any Contract or has any obligation or liability described in Section 4204 of ERISA.
(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable. No Employee Benefit Plan is a “Multi-Employer Plan” (as defined in Section 3(37) or 4001 of ERISA) or is subject to Sections 302 or 303 or Title IV of ERISA or Section 412 or 430 of the Code.
(d) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable Legal Requirement. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the Agreement Date have been made or properly accrued.
(e) None of the Sellers or any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, the Sellers or any officer, director or employee of any of the Sellers to a penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
(f) Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (collectively, “COBRA”) has been administered in compliance in all material respects with such requirements. No Employee Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Sellers other than as required pursuant to COBRA or applicable state law.
(g) With respect to each Employee Benefit Plan, the Sellers’ Representative has provided the Buyer with complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the two most recent annual reports (IRS Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (iii) the most recent determination letter, if any, received from the Internal Revenue Service.

3.14 Labor and Employment Matters. Except as set forth on Schedule 3.14: (i) none of the employees employed in the Business is a party to or bound by any collective bargaining agreement or other labor Contract; (ii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (iii) no organizing or decertification efforts are underway or, to the Sellers’ Knowledge, Threatened; (iv) since January 1, 2006, no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Sellers’ Knowledge, Threatened; (v) there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Sellers’ Knowledge, Threatened, in any forum, relating to an alleged violation or breach by the Sellers (or their respective directors or officers) of any Legal Requirement or Contract; (vi) all amounts due or accrued for all salary, wages, bonuses, commissions, pension benefits or other employee benefits as of the Latest Balance Sheet Date are reflected in the Latest Balance Sheet; (vii) no employee employed in the Business has any agreement as to length of notice or severance payment required to terminate his or her employment; and (viii) the Buyer will not have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Legal Requirements or otherwise, as a result of the Transaction. With respect to the Transaction, any notice required under any Legal Requirement or any collective bargaining agreement has been, or prior to the Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three (3) years, none of the Sellers has implemented any plant closing or mass layoff of employees as those terms are defined in the WARN Act.
3.15 Workers Compensation. Schedule 3.15 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) employed in the Business or otherwise employed by any of the Sellers made since January 1, 2006 and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements for (a) costs, expenses and other liabilities under any workers compensation laws in the United States, regulations, requirements or programs and (b) any other medical costs and expenses. To Seller’s Knowledge, no claim or injury, fact, event or condition exists that would give rise to a material claim (individually or in the aggregate) by employees or former employees (including dependents and spouses) employed in the Business or any ERISA Affiliate of the Sellers under any United States workers compensation laws, regulations, requirements or programs or for any other medical costs and expenses.
3.16 Employees. Schedule 3.16(i) is a complete and correct list setting forth (a) the names and current compensation rates and other compensation of all individuals presently employed in the Business on a salaried basis, (b) the names and current compensation rates of all individuals presently employed in the Business on an hourly or piecework basis and (c) the names and total annual compensation for all independent contractors who render services on a regular or seasonal basis to the Business. Except as set forth on Schedule 3.16(ii), no Person listed on Schedule 3.16(i) has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since the Latest Balance Sheet Date and since such date there has been no promise to the employees listed on Schedule 3.16(i), orally or in writing, of any bonus or increase in compensation, whether or not legally binding. Schedule 3.16(iii) contains a list of material perquisites, including, but not limited to, country club dues and similar memberships, car allowances and car payments, and housing subsidies, and the employees of the Business to which they have been given during the last three (3) years.

3.17 Albertelli Entities. None of (i) Albertelli Legal, Inc., a Florida corporation, (ii) Albertelli Construction, Inc., a Florida corporation, nor (iii) Atlanta Sub-Sublandlord owns any of the Purchased Assets or engages in any aspect of the Business.
3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, no stockholder, officer, director, employee or Affiliate of any Selling Party or any entity in which any such Person or individual is an officer, director or the owner of five percent (5%) or more of the beneficial ownership interests, is a party to any Contract with any Seller related to the Business, or has any interests in any of the Purchased Assets. Each Affiliate transaction was effected on terms equivalent to those which would have been established in an arm’s-length negotiation. None of the Selling Parties nor any of their respective Affiliates has any direct or indirect interest in any competitor of the Business, except for passive ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.
3.19 Insurance Policies. Schedule 3.19 contains a complete and correct list of all insurance policies (including “self-insurance” programs) currently maintained by the Sellers (the “Insurance Policies”) and all general liability policies maintained by the Sellers during the past three (3) years with respect to the Business or the Purchased Assets and all material claims (other than claims made under group medical plans) now pending or made under any current or prior insurance policies during such three (3)-year period. The Insurance Policies are in full force and effect, none of the Sellers is in default under any Insurance Policy and no claim for coverage under any Insurance Policy has been denied. None of the Sellers has received any notice of cancellation or, to the Sellers’ Knowledge, intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies.
3.20 Taxes.
(a) Each of the Sellers (which, for the purpose of this Section 3.20 (other than Section 3.20(b), (j), (l) and (n)) shall include Albertelli with respect to his pro rata share of any of the Seller’s items and income and loss described in Section 1366 of the Code (and any comparable provision of state and local income tax law)) (i) has filed or caused to be filed in a timely manner all Tax Returns it was required to file under applicable Legal Requirements and all such Tax Returns are true, complete and correct in all material respects, and (ii) has timely paid in full all Taxes with respect to such Seller which are due and payable.
(b) The unpaid Taxes of each Seller (x) did not as of the Latest Balance Sheet Date exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Latest Balance Sheet and (y) do not exceed that reserve as adjusted for the passage of time through the Agreement Date.

(c) Schedule 3.20(c) contains a list of all jurisdictions (whether foreign or domestic) in which any Seller is subject to Tax. Each of the Sellers has timely withheld and, if due, has timely remitted, with respect to its employees, foreign creditors, independent contractors or other third parties all U.S. Federal and state Taxes, FICA, FUTA, and other Taxes required to be withheld and/or, if due, timely remitted and all Forms W-2 and 1099 required with respect thereto have been accurately completed and timely filed.
(d) None of the Sellers have any Tax deficiency outstanding, proposed, assessed, or, to the Sellers’ Knowledge, Threatened by any Tax authority against the Sellers. None of the Sellers has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(e) No audit or other examination of any Tax Return of any of the Sellers is presently in progress or pending, nor has any of the Sellers been notified in writing of any request for such an audit or other examination.
(f) There is no investigation or other Proceeding pending or, to the Sellers’ Knowledge, Threatened by any Tax authority for any jurisdiction where any of the Sellers do not file Tax Returns with respect to a given Tax that involves an assertion by such Tax authority that any of the Sellers is or may be subject to a given Tax in such jurisdiction.
(g) There are no Liens for Taxes on the assets of any of the Sellers other than Liens for Taxes not yet due and payable.
(h) None of the Sellers is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.
(i) None of the Sellers has or ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or nexus or a Taxable presence in a jurisdiction in which it does not file Tax Returns.
(j) No Seller has ever been a member of an Affiliated Group of Corporations within the meaning of Sections 1504 of the Code or any similar state law.
(k) No Seller has liability for Taxes of any other Person as a transferee or successor by contract or otherwise.
(l) None of the Sellers has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m) None of the Sellers has ever participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).
(n) Each Seller is, and at all times has been, an “S corporation” as defined in Section 1361(a)(1) of the Code (and any comparable provision of state and local law).

3.21 Litigation.
(a) Except as set forth on Schedule 3.21(a), there is no pending Proceeding:
(i) that has been commenced by or against any of the Sellers or the Business;
(ii) that otherwise relates to or may affect the Business or any of the Purchased Assets; or
(iii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.
Except as set forth on Schedule 3.21(a), (x) no such Proceeding has, to the Sellers’ Knowledge, been Threatened, and (y) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers’ Representative has delivered to the Buyer complete and correct copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Schedule 3.21(a). The Proceedings listed on Schedule 3.21(a) will not, either individually or in the aggregate, have a Material Adverse Effect.
(b) Except as set forth on Schedule 3.21(b):
(i) there is no Order to which any Seller or the Business is subject;
(ii) no Seller is subject to any Order that relates to the Business or any of the Purchased Assets; and
(iii) no officer, manager, member, director, agent or employee of the Sellers is subject to any Order that prohibits such officer, manager, member, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
(c) Except as set forth on Schedule 3.21(c):
(i) each of the Sellers is, and at all times has been, in compliance with all of the terms and requirements of each Order to which it is or has been subject;
(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller, the Business or any of the Purchased Assets is subject; and
(iii) none of the Sellers has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Sellers, the Business or any of the Purchased Assets is or has been subject.

3.22 Environmental and Safety Requirements. Except as set forth on Schedule 3.22:
(a) the Business and its operations have complied and are in compliance, in each case in all material respects, with all applicable Environmental and Safety Requirements, and the Business possesses all required Governmental Authorizations with respect to its operation and all notices or applications required thereby have been filed.
(b) (i) to Sellers’ Knowledge, the Business has never generated, transported, treated, stored, disposed of, arranged for the disposal of, or otherwise handled, any Hazardous Materials at any site, location or facility owned or operated or used by the Business or at any offsite location and (ii) to the Sellers’ Knowledge, no Hazardous Materials are present on, in, under or emanating from the Leased Real Property, and the Leased Real Property does not, to Sellers’ Knowledge, contain any Hazardous Materials except as, for either (i) or (ii), would not result in a condition in material violation of, or any material liability under, any applicable Environmental and Safety Requirements.
(c) None of the Sellers has been subject to, or has received any notice of, any private, administrative or judicial action, order, or investigation relating to any violation of Environmental and Safety Requirements or the presence or alleged presence of Hazardous Materials in, under, upon, or emanating from any real or immovable property now or previously owned by any of the Sellers or used in the Business, and there is no reasonable basis in fact or law for any such notice or action. There are no pending or, to Seller’s Knowledge, Threatened actions, investigations, Orders or Proceedings from any Governmental Body or any other entity regarding any matter relating to Environmental and Safety Requirements.
(d) No facts, events or conditions with respect to the past or present operations or facilities of any Seller, the Purchased Assets or the Business exist which would reasonably be expected to interfere with or prevent continued compliance with, or would give rise to any common law or statutory liability, or otherwise form the basis of any Proceeding against or involving the Purchased Assets or the Business under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, but not limited to, liability for cleanup costs, personal injury or property damage with respect to the Leased Real Property.
(e) None of the Sellers has, controls or possesses any engineering or environmental studies with respect to the Leased Real Property or the Business.

3.23 Conduct of the Business. Except as set forth on Schedule 3.23, since the Latest Balance Sheet Date, the Sellers have conducted the Business only in the ordinary course of business consistent with past custom and practice, and have incurred no Liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no Material Adverse Effect, and no contingency has developed or occurred which could reasonably be expected to result in or cause a Material Adverse Effect. Without limitation of the foregoing and except as set forth on Schedule 3.23, since the Latest Balance Sheet, none of the Sellers has:
(a) accelerated or delayed the provision of services, in a manner inconsistent with past custom and practice;
(b) sold, assigned or transferred any asset or property right (other than inventory in the ordinary course of business), or mortgaged, pledged or subjected such asset or property right to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;
(c) sold, assigned, transferred, abandoned or permitted to lapse any Governmental Authorizations that are required for the operation of the Business, or related to any of the Assumed Proprietary Rights or other intangible assets, to Seller’s Knowledge, disclosed any material proprietary confidential information to any Person without such person executing a confidentiality and/or non-disclosure agreement designed to limit use and prohibit further disclosure of such information, granted any license or sublicense of any rights under or with respect to any Assumed Proprietary Rights or other intangible assets;
(d) made or granted any increase in, or amended (except as may be required by law) or terminated, any existing plan, program, policy or arrangement, including, but not limited to, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into, modified or terminated any new collective bargaining agreement or multiemployer plan;
(e) undertaken any employee layoffs that could implicate the WARN Act;
(f) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any officer or employee of the Business other than regular salary and expense reimbursement payments;
(g) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of value in excess of $50,000, whether or not covered by insurance and whether or not in the ordinary course of business;
(h) received notification that any material customer of the Sellers or supplier to the Business will stop or materially decrease in any respect the rate of business done with the Sellers or the Business, respectively;
(i) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or
(j) committed to any of the foregoing.

3.24 Absence of Questionable Payments. None of the Sellers has, nor has any of their respective equityholders, managers, directors, officers, employees, agents or other Persons acting on behalf of any Seller, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable U.S. Federal, state or foreign law, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Sellers.
3.25 Government Contracts. Except as set forth on Schedule 3.25, none of the Sellers is a party to, or bound by the provisions of, any Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or any department, agency or instrumentality thereof or any Governmental Body.
3.26 Corporate Name; Business Locations. During the past five (5) years, each of the Sellers has only been known as or used the corporate, fictitious and trade names set forth opposite such Seller’s name on Schedule 3.26. Except as set forth on Schedule 3.26, none of the Sellers is the surviving corporation of a merger or consolidation nor has any of the Sellers acquired all or substantially all of the assets of any Person. During the past five (5) years, none of the Sellers has had an office or place of business other than as listed on Schedule 3.26.
3.27 Major Clients. Schedule 3.27 sets forth the Major Clients of Albertelli Florida along with the dollar value of the revenue from each such client for the twelve-month period ended on the Latest Balance Sheet Date. In the twelve months preceding the Agreement Date, no Major Client of Albertelli Florida has cancelled or otherwise terminated, or, to the Sellers’ Knowledge, Threatened to cancel or otherwise terminate, its relationship with Albertelli Florida, or reduce, or, to the Sellers’ Knowledge, Threatened to reduce, its business with Albertelli Florida. Albertelli Florida has not received any notice nor has any knowledge that any Major Client intends to cancel or otherwise adversely modify its relationship with Albertelli Florida as a result of the Transaction.
3.28 Brokers or Finders. None of the Selling Parties or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the Transaction.
3.29 Disclosure. This Agreement, the Transaction Documents, and the Selling Parties’ Schedules hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known to any Selling Party relating to the Purchased Assets, Assumed Liabilities, or the Business that has had, or could reasonably be expected to have, a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES
As a material inducement to the Selling Parties to enter into this Agreement, the Buying Parties represent and warrant to the Selling Parties as follows (each of the Persons included within the definition of the Buying Parties hereby makes the following representations and warranties on a joint and several basis):
4.1 Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. DMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the Transaction. DMC has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the Transaction.
4.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents by each of the Buying Parties which is a party thereto, and the performance by each Buying Party of its obligations hereunder and thereunder, have been duly authorized by all necessary limited liability company or corporate action, as the case may be. This Agreement and the Transaction Documents to which a Buying Party is a party have been duly and validly executed and delivered by each Buying Party. This Agreement and the Transaction Documents to which a Buying Party is a party will constitute, upon such execution and delivery hereof, the valid and binding obligations of such Buying Party, enforceable against such Buying Party in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws.
4.3 No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by any Buying Party, the performance by them of any of their obligations under this Agreement or any Transaction Document or the consummation of the Transaction will, directly or indirectly:
(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of any of the Buying Parties, (ii) any resolution adopted by the board of directors of DMC or the managing member of the Buyer, or (iii) any Legal Requirement, Governmental Authorization, Contract or Order to which any of the Buying Parties may be subject; or
(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to any of the Buying Parties.

4.4 No Consent Required. No Consent is required to be made or obtained by any of the Buying Parties in connection with the authorization, execution, delivery or performance of this Agreement and the Transaction Documents or the consummation of the Transaction.
4.5 Financial Statements.
(a) Unaudited Financial Statements. Attached as Schedule 4.5(a) hereto are the following unaudited financial statements of the Buyer (collectively, the “Buyer Unaudited Financial Statements”):
(i) the unaudited balance sheet for the Buyer as of December 31, 2008; and
(ii) the unaudited statements of operations for the Buyer for the twelve month period ended December 31, 2008.
(b) Attached as Schedule 4.5(b) hereto are the following unaudited financial statements of the Buyer (collectively, the “Buyer Interim Financial Statements”):
(i) the unaudited balance sheet of the Buyer as of June 30, 2009 (the “Buyer’s Latest Balance Sheet”); and
(ii) the unaudited statement of income for the Buyer for the six (6) month fiscal period ended June 30, 2009.
(c) Each of the Buyer Financial Statements is consistent with the books and records of the Buyer and fairly reflects in all material respects the financial condition and results of operations of the Buyer as of the date and for the periods related thereto and have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnote disclosure and normal and immaterial year-end adjustments) throughout the periods covered thereby and the Buyer Financial Statements disclose all material liabilities, direct or contingent, of the Buyer as of the dates thereof as required to be disclosed by GAAP. The books and records of the Buyer are complete and correct in all material respects and fairly and accurately present and reflect in all material respects all of the transactions of the Buyer. Neither set of Buyer Financial Statements include footnote disclosure.
4.6 SEC Reports; DMC Financial Statements. The DMC SEC Reports (x) were prepared in accordance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The financial statements and notes contained or incorporated by reference in the DMC SEC Reports fairly present in all material respects the consolidated financial condition and the consolidated results of operations, changes in stockholders’ equity, and cash flow of DMC as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and. Regulation S-X of the SEC, subject, in the case of interim financial statements, to year-end adjustments.

4.7 Litigation. Except as may be disclosed in the DMC SEC Reports, there are no material Proceedings or Orders pending or, to the Buyer’s knowledge, Threatened, against the Buyer, nor is the Buyer subject to any material Order.
4.8 Relationship of Buying Parties. DMC, through a wholly-owned subsidiary, owns approximately 84.67% of the outstanding equity interests of the Buyer.
4.9 Brokers and Finders. Neither the Buyer nor its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the Transaction.
ARTICLE V
COVENANTS OF THE SELLING PARTIES PRIOR TO THE CLOSING
During the period from the Agreement Date and continuing until the Closing Date, the Selling Parties each agree that:
5.1 No Transfer or Inconsistent Action. Each Seller shall not (i) sell, transfer or otherwise dispose of any of the Purchased Assets except in each case in the ordinary course of business consistent with past practices, (ii) grant any new Lien on any of the Purchased Assets, or (iii) take any action inconsistent with the terms of this Agreement or the Transaction Documents.
5.2 Conduct of Business in Ordinary Course. The Sellers shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as conducted by the Sellers immediately prior to the Agreement Date and use commercially reasonable efforts to preserve intact their respective present business organizations, keep available the services of their respective present officers and employees and preserve their respective relationships with customers, suppliers and others having material business dealings with them to the end that their respective goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. Without limiting the foregoing, except as consented to by the Buyer in writing or as specifically permitted by this Agreement:
(a) Each Seller shall not (i) amend an existing or enter into a new Employee Benefit Plan or amend or enter into a new collective bargaining agreement, (ii) make any representation or promise, oral or written, to any officer, employee or consultant of the Sellers concerning any compensation, bonus arrangement or Employee Benefit Plan, (iii) make any increase in the salary, wages or other compensation of any officer, employee or consultant of the Sellers exclusively involved in the operation of the Business (rather than the Sellers’ provision of Legal Services) whose annual salary is or, after giving effect to such change, would be $75,000 or more, (iv) hire or otherwise retain the services of any employee or independent contractor exclusively involved in the operation of the Business (rather than the Sellers’ provision of Legal Services) with annual compensation (whether fixed or contingent, and whether from salary, bonus, commission or otherwise) in excess of $75,000 in the aggregate, (v) create or permit to exist any Lien on any of the Purchased Assets, (vi) make any new commitments for capital expenditures in excess of $25,000, (vii) issue any equity securities, and (viii) acquire or incur any obligation in connection with the acquisition of any material asset; and

(b) Each Seller shall (i) use commercially reasonable efforts to cause all of the Purchased Assets to be maintained in good repair, order and condition (without making any material alterations thereto), ordinary wear and tear excepted, (ii) maintain and keep in full force all existing forms of insurance, (iii) cause its books and records to be maintained in the regular and ordinary manner on a basis consistent with past practices, (iv) perform and comply in all material respects with its obligations under all Contracts, (v) comply in all material respects with all Legal Requirements and (vi) use commercially reasonable efforts to maintain all existing relationships with the employees, agents, subscribers, customers and vendors of, and others having business dealings with, the Sellers.
5.3 No Solicitations. For so long as this Agreement remains in full force and effect, no Selling Party shall, nor shall any of them authorize or permit any of their respective Affiliates, equityholders, managers, directors, officers, employees, or agents or any investment banker, financial advisor or other Representative retained by such Selling Party, entertain, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate (including the provision of information regarding the Sellers and the Business), any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Sellers or the Business, or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the assets of, any of the Sellers or engage in any other transaction outside the ordinary course of business consistent with past practice and custom, other than the Transaction, or agree to or endorse any such proposal, or engage in any negotiations or discussions with any Person relating to any such proposal. For so long as this Agreement remains in full force and effect, each Selling Party shall promptly advise the Buyer orally and in writing of any inquiries regarding, or offers of, any such proposal, including the identity of the Person making such inquiries or offers and the terms of the proposal.
5.4 Buyer’s Investigation. Upon reasonable notice, each Selling Party shall afford to the Representatives of the Buyer reasonable access during normal business hours to the offices, facilities, properties, files, books and records relating to the Business and the Purchased Assets so as to afford the Buyer the opportunity to make such review, examination and investigation thereof as it may desire. The Buyer shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. In addition, each Selling Party shall make available, or use its commercially reasonable efforts to make available, the officers, employees, clients, customers and vendors of the Sellers, in order that the Representatives of the Buyer may discuss with such Persons, the Sellers and the Business. No investigation by the Buyer or its Representatives shall modify or limit the scope of the Selling Parties’ representations and warranties in this Agreement or in the Transaction Documents or limit the Sellers’ liability for any breach thereof.
5.5 Advice of Changes; Filings. The Sellers’ Representative shall, on a regular basis, report to the Buyer on operational matters of the Business and promptly advise the Buyer orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could result in a Material Adverse Effect and shall promptly notify the Buyer of any representations and warranties that become no longer true. The Sellers’ Representative shall promptly provide the Buyer copies of all filings made by any Selling Party with any Governmental Body in connection with this Agreement and the Transaction Documents and the Transaction.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
6.1 Obligations of the Buyer. The obligation of the Buyer to close the Transaction is subject to the satisfaction at or before the Closing of each of the following conditions:
(a) No claim, suit, action or other proceeding shall be pending or Threatened before any court or Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement, the other Transaction Documents or the consummation of the Transaction and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement, the Transaction Documents or such transactions.
(b) Each of the representations and warranties of the Selling Parties made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and the Buyer shall have received a certificate signed by the Sellers’ Representative, on behalf of the Selling Parties, to such effect and such certificate shall be deemed to be a representation and warranty of the Selling Parties as of the time immediately preceding the Closing.
(c) Each Selling Party shall have performed and complied with all covenants and conditions required under this Agreement to be performed or complied with by such Selling Party at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Sellers’ Representative, on behalf of the Selling Parties, to such effect and such certificate shall be deemed to be a representation and warranty of the Selling Parties as of the time immediately preceding the Closing.
(d) The Selling Parties shall have delivered all documents required to be delivered at the Closing pursuant to Section 7.2 hereof.
(e) The Buyer shall have obtained all Governmental Authorizations required to operate the Business.
(f) Subject to the terms of this Agreement, all actions, proceedings, instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been reasonably approved as to form and substance by the Buyer, and the Buyer shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

6.2 Conditions to Obligations of the Selling Parties. The obligation of the Selling Parties to close the Transaction are subject to the satisfaction at or before the Closing of each of the following conditions:
(a) No claim, suit, action or other proceeding shall be pending or Threatened before any court or Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement, the other Transaction Documents or the consummation of the Transaction and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement, the Transaction Documents or such transactions.
(b) Each of the representations and warranties of the Buying Parties made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and the Sellers’ Representative shall have received a certificate signed on behalf of each of the Buying Parties to such effect and such certificate shall be deemed to be a representation and warranty of the Buying Parties as of the time immediately preceding the Closing.
(c) The Buying Parties shall have performed and complied with all covenants and conditions required of the Buying Parties under this Agreement to be performed or complied with by it at or prior to the Closing, and the Sellers’ Representative shall have received a certificate signed on behalf of each of the Buying Parties to such effect and such certificate shall be deemed to be a representation and warranty of the Buying Parties as of the time immediately preceding the Closing.
(d) The Buyer shall have delivered all documents required to be delivered by it at the Closing pursuant to Section 7.3 hereof.
(e) Subject to the terms of this Agreement, all actions, proceedings, instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been reasonably approved as to form and substance by the Sellers’ Representative, and the Sellers’ Representative shall have received all documents, certificates and other papers reasonably requested by him in connection therewith.
6.3 Reasonable Efforts. Each of the Selling Parties shall use commercially reasonable efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Buyer’s obligations hereunder, and the Buying Parties shall use commercially reasonable efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Selling Parties’ obligations hereunder.

ARTICLE VII
CLOSING
7.1 Closing. Subject to the satisfaction of the conditions precedent set forth herein, the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall be held at the offices of Katten Muchin Rosenman LLP, 525 West Monroe, Chicago, Illinois 60661 on the fifth Business Day after the conditions set forth in Article VI have been satisfied in accordance with the provisions hereof, or at such later time or date to which the parties may agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Standard Time on the day immediately after the Closing Date (the “Effective Time”).
7.2 Deliveries by the Selling Parties. At the Closing, the Sellers’ Representative, on behalf of the Selling Parties, shall deliver to the Buyer the following, all of which shall be deemed to be delivered simultaneously:
(a) Instruments of Conveyance. The Bill of Sale duly executed by each of the Sellers and instruments of conveyance for any Assumed Proprietary Rights reasonably requested by the Buyer in form and substance reasonably satisfactory to the Buyer, including assignments of trademarks, domain names and copyrights.
(b) Opinion of Florida Ethics Counsel. An opinion from Hinshaw & Culbertson LLP, dated as of the Closing Date, addressed to the Buyer and its financing sources, in form and substance reasonably acceptable to the Buyer, indicating that the operation of the Business by the Buyer post-Closing as presently contemplated does not violate any Florida law relevant to the unauthorized practice of law or the sharing of fees from the Practice of Law with a non-lawyer.
(c) Opinion of Georgia Ethics Counsel. An opinion from Carlock, Copeland & Stair, LLP, dated as of the Closing Date, addressed to the Buyer and its financing sources, in form and substance reasonably acceptable to the Buyer, indicating that the operation of the Business by the Buyer post-Closing as presently contemplated does not violate any Georgia law relevant to the unauthorized practice of law or the sharing of fees from the Practice of Law with a non-lawyer.
(d) Organizational Documents of the Sellers. For each Seller, a certificate, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date and duly executed by the Secretary of such Seller certifying (i) as to the incumbency and signatures of the officers of such Seller executing any documents being delivered to the Buyer in connection with the Transaction, and (ii) that attached to such certificate are true and correct copies of (w) the certificate or articles of incorporation, as the case may be, of such Seller, and all amendments thereto as in effect on the Closing Date and certified (1) by the Florida Department of State with respect to Albertelli Florida and Albertelli Title and (2) by the Secretary of State of Georgia with respect to Albertelli Georgia, (x) the by-laws of such Seller as in effect on the Closing Date, (y) a good standing certificate for such Seller issued not more than ten (10) days prior to the Closing Date by (i) (1) by the Florida Department of State with respect to Albertelli Florida and Albertelli Title and (2) by the Secretary of State of Georgia with respect to Albertelli Georgia, and (ii) by the applicable Governmental Body for each jurisdiction in which such Seller is qualified to do business as a foreign a corporation set forth opposite such Seller’s name on Schedule 3.1(i) and (z) the resolutions of the board of directors of such Seller and the written consent of Albertelli as the sole stockholder of such Seller authorizing the execution and delivery of this Agreement and the Transaction Documents to which such Seller is a party thereto and the consummation of the Transaction.

(e) Certificate. A certificate, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date and duly executed by the Sellers’ Representative, certifying the fulfillment of the conditions set forth in Sections 6.1(b) and 6.1(c) hereof.
(f) Required Consents. All (i) Required Contract Consents in form and substance reasonably satisfactory to the Buyer and (ii) other Consents identified on Schedule 3.5 in form and substance reasonably satisfactory to the Buyer.
(g) Indebtedness Payments Documentation. Documentation setting forth the amount of and the procedures for making the Indebtedness Payments, if any, as well as the agreement of each creditor that, upon receipt of a specified amount, its Indebtedness shall be paid in full and the agreement of each applicable creditor to release all of its Liens, including, but not limited to, the filing of termination statements under the Uniform Commercial Code, upon the assets of any of the Sellers upon such creditor’s receipt of its portion of the Indebtedness Payments.
(h) FIRPTA Affidavits. A non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulation pursuant to Section 1445 of the Code from each Seller stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code.
(i) Possession of Purchased Assets. Legal and actual possession of the Purchased Assets, together with any keys, combinations, alarm systems and related codes and other rights of access required to take legal and actual possession of the Purchased Assets.
(j) Employment Agreement. The employment agreement between the Buyer and Albertelli, in the form attached hereto as Exhibit 7.2(j) (the “Employment Agreement”) duly executed by Albertelli.
(k) Florida Services Agreement. The services agreement between the Buyer and Albertelli Florida in the form attached hereto as Exhibit 7.2(k) (the “Florida Services Agreement”) duly executed by Albertelli Florida.
(l) Georgia Services Agreement. The services agreement between the Buyer and Albertelli Georgia in the form attached hereto as Exhibit 7.2(l) (the “Georgia Services Agreement”) duly executed by Albertelli Georgia.
(m) Jacksonville Real Estate Documents. (i) The sublease agreement between the Buyer and Albertelli Florida in the form attached hereto as Exhibit 7.2(m)-1 (the “Jacksonville Sublease Agreement”) duly executed by Albertelli Florida, and (ii) the landlord estoppel certificate, in the form attached hereto as Exhibit 7.2(m)-2, executed by the lessor under the Real Property Lease which is the subject of the Jacksonville Sublease Agreement.

(n) Tampa Real Estate Documents (Suite 410). (i) The sublease agreement between the Buyer and Albertelli Florida in the form attached hereto as Exhibit 7.2(n)-1 (the “Tampa Suite 410 Sublease Agreement”) duly executed by Albertelli Florida, (ii) the landlord estoppel certificate, in the form attached hereto as Exhibit 7.2(n)-2, executed by the Tampa Landlord, and (iii) the landlord waiver and consent, in the form attached hereto as Exhibit 7.2(n)-3, executed by the Tampa Landlord.
(o) Tampa Real Estate Documents (Suites 400 and 420). (i) The sub-sublease agreement between the Buyer and Albertelli Florida in the form attached hereto as Exhibit 7.2(o)-1 (the “Tampa Suites 400 and 420 Sub-Sublease Agreement”) duly executed by Albertelli Florida, (ii) the landlord estoppel certificate, in the form attached hereto as Exhibit 7.2(o)-2, executed by the Tampa Landlord, (iii) the sublandlord estoppel certificate, in the form attached hereto as Exhibit 7.2(o)-3, executed by the Tampa Sublandlord, and (iv) the landlord and sublandlord consent, in the form attached hereto as Exhibit 7.2(o)-4, executed by the Tampa Landlord and the Tampa Sublandlord.
(p) Atlanta Real Estate Documents. (i) The sub-sublease agreement between the Buyer and the Atlanta Sub-Sublandlord, in the form attached hereto as Exhibit 7.2(p)-1 (the “Atlanta Sub-Sublease Agreement”) duly executed by the Atlanta Sub-Sublandlord, (ii) the landlord estoppel certificate, in the form attached hereto as Exhibit 7.2(p)-2, executed by the Atlanta Landlord, (iii) the sublandlord estoppel certificate, in the form attached hereto as Exhibit 7.2(p)-3, executed by the Atlanta Sublandlord, and (iv) the landlord and sublandlord consent, in the form attached hereto as Exhibit 7.2(p)-4, executed by the Atlanta Landlord and the Atlanta Sublandlord.
(q) Post-Closing Agreement. A letter agreement between the Buyer and each of the Selling Parties, in the form attached hereto as Exhibit 7.2(q) (the “Post-Closing Agreement”).
(r) Other Documents. Such other documents as the Buyer may reasonably request with respect to the Transaction.
7.3 Deliveries by Buyer. At the Closing, the Buyer shall deliver to the Sellers’ Representative the following, all of which shall be deemed to be delivered simultaneously:
(a) Closing Cash Consideration. Payment of the Closing Cash Consideration in accordance with Section 2.1.
(b) Instruments of Assumption. The Bill of Sale duly executed by the Buyer.

(c) Organizational Documents of the Buyer. A certificate, dated as of the Closing Date and duly executed by the Secretary of the Buyer certifying (i) as to the incumbency and signatures of the officers of the Buyer executing any documents being delivered to the Sellers’ Representative in connection with the Transaction, and (ii) that attached to such certificate are true and correct copies of (x) the articles of organization of the Buyer, and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of Michigan, (y) a good standing certificate for the Buyer issued not more than ten (10) days prior to the Closing Date by the Secretary of State of Michigan, and (z) the resolutions of the managing member of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Buyer is a party thereto and the consummation of the Transaction.
(d) Certificate. A certificate, in form and substance reasonably acceptable to the Sellers, dated as of the Closing Date and duly executed by each of the Buying Parties certifying the fulfillment of the conditions set forth in Sections 6.2(b) and 6.2(c).
(e) Employment Agreement. The Employment Agreement duly executed by the Buyer.
(f) Florida Services Agreement. The Florida Services Agreement duly executed by the Buyer.
(g) Georgia Services Agreement. The Georgia Services Agreement duly executed by the Buyer.
(h) Jacksonville Sublease Agreement. The Jacksonville Sublease Agreement duly executed by the Buyer.
(i) Tampa Suite 410 Sublease Agreement. The Tampa Suite 410 Sublease Agreement duly executed by the Buyer.
(j) Tampa Suites 400 and 420 Sub-Sublease Agreement. The Tampa Suites 400 and 420 Sub-Sublease Agreement duly executed by the Buyer.
(k) Atlanta Sub-Sublease Agreement. The Atlanta Sub-Sublease Agreement duly executed by the Buyer.
(l) Post-Closing Agreement. The Post-Closing Agreement duly executed by the Buyer.
(m) Other Documents. Such other documents as the Sellers’ Representative may reasonably request with respect to the Transaction.
7.4 Termination.
(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated by written notice at any time prior to Closing:
(i) by either (A) the Buyer or (B) the Sellers’ Representative in each case after October 30, 2009;
(ii) by joint written consent of the Buyer and the Sellers’ Representative;

(iii) by the Buyer, if any Selling Party shall breach any of his or its representations, warranties or obligations hereunder and, if such breach is curable, such breach shall not have been cured by such Selling Party or waived in writing by the Buyer within ten (10) Business Days after receipt of written notice of such breach from the Buyer; or
(iv) by the Sellers’ Representative, on behalf of the Sellers, if the Buying Parties shall breach any of their representations, warranties or obligations hereunder and, if such breach is curable, such breach shall not have been cured by the Buying Parties or waived in writing by the Sellers’ Representative within ten (10) Business Days after receipt of written notice of such breach from the Sellers’ Representative.
(b) In the event of termination under clause (a)(i) or (a)(ii) of this Section 7.4, no party shall have any Liabilities pursuant to this Agreement to any other party unless such party was in breach of this Agreement in which case the nonbreaching party shall be entitled to pursue all of its rights and remedies. Termination under clause (a)(iii) or (a)(iv) of this Section 7.4 shall be in addition to all other rights and remedies of the nonbreaching party.
ARTICLE VIII
COVENANTS AFTER CLOSING
8.1 No Assignment in Certain Circumstances. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment or other Contract or arrangement or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third party would constitute a breach or violation thereof or affect adversely the rights of any of the Sellers or the Buyer thereunder; and any sale, conveyance, assignment, transfer or delivery to the Buyer of any interest under any such instrument, commitment or other Contract or arrangement or Governmental Authorization that requires the authorization, approval, consent or waiver of a third party shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date and the Buyer waives its right to delivery thereof under Section 7.2, each of the Selling Parties shall use their respective commercially reasonable efforts to obtain any such authorization, approval, consent or waiver upon request by the Buyer (provided that in obtaining any such authorization, approval, consent or waiver, no Selling Parties shall agree to any amendment, modification or supplement of any such instrument, commitment or other Contract or arrangement or Governmental Authorization without the Buyer’s prior written consent), and the Seller which is a party thereto or a recipient or holder thereof shall, to the greatest extent permitted by law and any such agreement or instrument, commitment or other Contract or arrangement or Governmental Authorization (including by acting as an agent of Buyer or its Affiliates), hold such instrument, commitment or other Contract or arrangement or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of the Buyer and its Affiliates or otherwise for the exclusive use and benefit of the Buyer and its Affiliates such that the Buyer and its Affiliates receive the interest of such Seller in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained, all at no additional cost to the Buyer, but such instrument, commitment or other Contract or arrangement or Governmental Authorization shall not be deemed to be included in the Purchased Assets unless and until such authorization, approval, consent or waiver is obtained. The Buyer shall perform, as a subcontractor or on a similar basis, the obligations under such instrument, commitment or other Contract or arrangement or Governmental Authorization, and shall indemnify the Sellers for any Liabilities arising out of any breach by the Buyer of any such instrument, commitment or other Contract or arrangement or Governmental Authorization.
8.2 The Sellers’ Representative’s Access to Information. After the Closing Date, the Buyer will give, or cause to be given, to the Sellers’ Representative and his Representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents included in the Purchased Assets and, at the Sellers’ Representative sole expense, copies of such titles, contracts, books, records, files and documents included in the Purchased Assets, only as is necessary to allow the Sellers’ Representative to obtain information in connection with the preparation and any audit of any of the Seller’s Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against any of the Sellers as the previous owners and operators of the Purchased Assets and the Business. The Buyer agrees to cooperate reasonably with the Sellers’ Representative after the Effective Time, at the Sellers’ Representative sole expense, with respect to any claims, demands, Tax or other audits, suits, actions and Proceedings by or against any of the Sellers as the previous owners and operators of the Purchased Assets and the Business, other than Direct Claims.
8.3 The Buyer’s Access to Information. After the Closing Date, the Sellers’ Representative, on behalf of each of the Selling Parties, will give, or cause to be given, to the Buyer and its Representatives, including the Buyer’s independent auditors, during normal business hours, such reasonable access to (x) the personnel, properties, titles, Contracts, books, records, files and documents of the Selling Parties not included in the Purchased Assets and (y) to each Selling Party’s auditors and, at the Buyer’s expense, copies of titles, Contracts, books, records, files and documents not included in the Purchased Assets as is necessary to allow the Buyer to obtain information in connection with the preparation and any audit of the Buyer’s Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against the Buyer as the owner and operator of the Purchased Assets and the Business. The Sellers’ Representative agrees to cause each of the Selling Parties to cooperate reasonably with the Buyer after the Effective Time, at the Buyer’s expense, with respect to any claims, demands, Tax or other audits, suits, actions and Proceedings by or against the Buyer as the owner and operator of the Purchased Assets and the Business, other than Direct Claims.
8.4 Retention of Records. The Sellers’ Representative, on behalf of each of the Selling Parties, agrees that he shall retain, and shall cause each of the other Selling Parties to retain, (i) all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operation of the Business prior to the Effective Time, until the expiration of the statute of limitations (including any extensions thereof) of the respective Tax periods and (ii) for a period of time not less than three (3) years after the Closing any books and records (including accounting records) relating to the Business and not included in the Purchased Assets. At the Buyer’s request, the Sellers’ Representative will, and will cause the Selling Parties to, make such books and records available to and otherwise cooperate with the Buyer and its Representatives so that an audit of the financial statements of the Business for periods prior to the Closing can be performed in accordance with generally accepted auditing standards. Such cooperation shall include causing management representation letters to be delivered to any accounting firm retained by the Buyer in connection with such audit by the Sellers and any other current or former officers of any of the Sellers or their respective Affiliates as shall be reasonably requested by the Buyer or its Representatives. Each Selling Party hereby consents to the use and disclosure by the Buyer or its Affiliates of such Selling Party’s financial statements (or any portion thereof) and other information relating to the Business in any securities filings to be made by the Buyer or any of its Affiliates or as may otherwise be required by applicable securities laws or applicable securities exchange on which any securities of DMC trade.
8.5 Indemnification.
(a) Indemnification by the Selling Parties. Subject to the limitations set forth in this Section 8.5, from and after the Closing, each of the Selling Parties, jointly and severally, agrees to indemnify, defend and save the Buyer and its Affiliates, and each of their respective officers, directors, managers, employees, equityholders, attorneys and agents, (each, a “Buyer Indemnified Party”), harmless from and against, and to promptly pay to each Buyer Indemnified Party or reimburse each Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, diminution in value, costs, expenses, interest, fines, penalties, damages or costs or expense of any and all investigations, Proceedings, judgments, settlements, Taxes and compromises (including reasonable fees and expenses of attorneys, accountants and other experts, but excluding lost profits and exemplary or special damages, unless such profits or damages are actually paid by any Buyer Indemnified Party in connection with a Third Party Claim) (individually and collectively, “Losses”) sustained or incurred by any such Buyer Indemnified Party relating to, resulting from, or otherwise arising out of any of the following:
(i) any breach or inaccuracy, or claim alleging a breach or inaccuracy, of a representation or warranty made in this Agreement or in any of the Transaction Documents by the Selling Parties;
(ii) any non-compliance with or breach by any Selling Party of any of the covenants or agreements contained in this Agreement or any of the Transaction Documents (other than the Services Agreements) to be performed by such Selling Party;
(iii) any Liability of any Seller or any assertion against a Buyer Indemnified Party to the extent resulting from, arising out of or relating to any of the Excluded Liabilities or Excluded Assets;
(iv) the ownership, operation or conduct of the Business or the Purchased Assets on or prior to the Effective Time;

(v) any services provided by any of the Selling Parties prior to the Effective Time, regardless of when such claim is made;
(vi) any current or former employees of the Sellers, including, but not limited to, accrued vacation pay, severance pay, accrued sick pay, uninsured COBRA benefits incurred by the Sellers with respect to the Business and other similar amounts and benefits, in each case incurred prior to the Effective Time;
(vii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origination, negotiation, execution or consummation of the Transaction based upon an agreement or alleged agreement between the claimant and any Selling Party or any of his, her or its Affiliates;
(viii) any failure by the Sellers to comply with any bulk sales or similar laws applicable to the Transaction; and
(ix) any Liabilities for (a) Taxes imposed upon, or incurred by, any of the Sellers or any of their respective Affiliates at any time, (b) Taxes imposed upon or incurred in connection with the operation of the Business during any period (or portion of any period) ending on or before the Closing Date, (c) any transfer, sales and use, withholding and any other similar Taxes imposed on, or with respect to, the Transaction and (d) any Taxes imposed on Buyer as transferee or successor of any of the Sellers.
(b) Indemnification by the Buying Parties. Subject to the limitations set forth in this Section 8.5, from and after the Closing, each of the Buying Parties, jointly and severally, agrees to indemnify, defend and save the Selling Parties and their respective Affiliates, and each of their respective officers, directors, managers, employees, equityholders, attorneys and agents (each, a “Seller Indemnified Party”) harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, or otherwise arising out of, any of the following:
(i) any breach or inaccuracy, or claim alleging a breach or inaccuracy, of a representation or warranty made in this Agreement or in any of the Transaction Documents by any Buying Party;
(ii) any non-compliance with or breach by the Buying Parties, or either of them, of any of the covenants or agreements contained in this Agreement or any of the Transaction Documents (other than the Services Agreements) to be performed by the Buying Parties, including, but not limited to, any failure to pay any installment of the Purchase Price when due;
(iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origination, negotiation, execution or consummation of the Transaction based upon any agreement or alleged agreement between the claimant and a Buying Party or any of its Affiliates;

(iv) any Liabilities for Taxes imposed upon, or incurred by, any of the Buying Parties in connection with the operation of the Business after the Effective Time;
(v) any assertion of any Liability against a Seller Indemnified Party resulting from, arising out of or relating to any of the Assumed Liabilities or the Purchased Assets after the Effective Time.
(c) Indemnification Procedure for Third Party Claims.
(i) In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body) (a “Third Party Claim”) against such Indemnified Party, with respect to which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice of such claim to the Indemnifying Party within thirty (30) days after learning of such claim (the “Claim Notice”). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval (and such process shall be repeated until the Indemnified Party shall have approve the Defense Counsel specified by the Indemnifying Party); provided, further, that if such claim is covered by insurance and the insurance policy governs the selection of counsel, the terms of the insurance policy shall govern. If the Indemnifying Party delivers a Defense Notice, the delivery of such Defense Notice shall constitute acceptance of responsibility for such claim or action and the Indemnifying Party shall be fully responsible for all liabilities arising out of or relating to such claim or action, including the costs of the defense thereof. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (x) the Third Party Claim seeks injunctive or other equitable relief, (y) the Indemnified Party, in the claim notice to the Indemnifying Party, states that, based on advice of counsel, it believes that its interests in the Third Party Claim is or can reasonably be expected to be adverse to the interests of the Indemnifying Party, (y) such Indemnifying Party is unable to or does not provide the Indemnified Party with reasonable assurance of its ability to pay the expenses of the defense against such Third Party Claim, or (z) the Third Party Claim involves or is related to a Designated Claim.

(ii) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim in good faith subject to the consent of the Indemnifying Party (which consent will not be unreasonably withheld), and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses actually paid or incurred in connection therewith. If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim because of reasons set forth in the last sentence of the preceding paragraph, the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.
(iii) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
(iv) The Indemnifying Party may enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (A) injunctive or other equitable relief would be imposed against the Indemnified Party, or (B) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnified Party.
(d) Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 8.5. Any claim under this Section 8.5(d) by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Party may pursue at any time. The Indemnifying Party shall be deemed to reject such Direct Claim if it does not satisfy such Direct Claim within such thirty (30) calendar day period, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 8.5 or otherwise.
(e) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 8.5(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was directly damaged as a direct result of such failure to give timely notice.

(f) Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement (including those set forth in Articles III and IV hereof) shall survive the execution and delivery of this Agreement and the consummation of the Transaction for a period ending on the date that is eighteen (18) months following the Closing Date and thereafter shall expire and be of no further force or effect, except that (i) the representations and warranties contained in Section 3.2 (Authorization), Section 3.8(a) (Title to Assets), Section 4.2 (Authorization) and representations and warranties that are fraudulently or willfully breached contained herein shall survive indefinitely and (ii) the representations and warranties contained in Section 3.20 (Taxes) and Section 3.22 (Environmental and Safety Requirements) shall survive until thirty (30) days following the expiration of the applicable statute of limitations period (including any extensions or waivers thereof). It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any inaccuracy or a breach of representation or warranty or with respect to any other matter shall have been given within the applicable survival period, the claims and rights to indemnification relating to such inaccuracies or breaches of representations and warranties or other matters that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. An Indemnified Party’s right to indemnification, payment of Losses or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement or any Transaction Document shall not be affected by any investigation conducted by such Indemnified Party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.
(g) Adjustment to Purchase Price. Any indemnification received under this Section 8.5 shall be, to the extent permitted by law, an adjustment to the Purchase Price.
(h) Limitation on Indemnification.
(i) Notwithstanding anything in this Agreement to the contrary, but except in the case of fraud or with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Seller Excluded Provisions, the Selling Parties shall have no liability with respect to Losses arising from breaches of representations and warranties pursuant to Section 8.5(a)(i) until the aggregate amount of all such Losses with respect to all such Claims under Section 8.5(a)(i) exceeds the Threshold, in which case the Selling Parties shall be liable for all such Losses (i.e., not just those in excess of the Threshold) in an amount up to, but not in excess of, the Cap.
(ii) Notwithstanding anything in this Agreement to the contrary, the Selling Parties shall not be required to provide indemnification for Losses with respect to any Claim under this Section 8.5 hereof in excess of an aggregate indemnified amount equal to the aggregate amount of the Purchase Price actually paid to the Sellers hereunder.
(iii) Notwithstanding anything in this Agreement to the contrary, but except in the case of fraud or with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Buyer Excluded Provisions, the Buyer shall have no liability with respect to Losses arising from breaches of representations and warranties pursuant to Section 8.5(b)(i) until the aggregate amount of all such Losses with respect to all such Claims under Section 8.5(b)(i) exceeds the Threshold, in which case the Buyer shall be liable for all such Losses (i.e., not just those in excess of the Threshold) in an amount up to, but not in excess of, the Cap.

(iv) Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to provide indemnification for Losses with respect to any Claim under Section 8.5(b)(ii) to and including Section 8.5(b)(iv) hereof in excess of an aggregate indemnified amount equal to the aggregate amount of the Purchase Price actually paid to the Sellers hereunder; provided, however, that nothing in this Section 8.5(h)(iv) shall limit or in any way affect the Buyer’s obligation to pay the Purchase Price (including the Deferred Cash Payment, the Holdback Amount (to the extent payable to the Sellers) and the Earn Out Payments (to the extent payable to the Sellers)) in full.
(v) Other than with respect to injunctive or other equitable relief, the remedies set forth in this Section 8.5 constitute the sole and exclusive remedies for recovery of Losses arising out of or relating to this Agreement and the Transaction.
(vi) If an Indemnified Party is entitled to indemnification under more than one clause or provision of this Agreement, such Indemnified Party shall be entitled to only one indemnification or recovery with respect to the Losses arising out of the same circumstances or events.
(i) Payments.
(i) Prior to or on the Settlement Date, upon the resolution of any indemnification claim by any Buyer Indemnified Party hereunder (including, if necessary, after resolution of any dispute over such indemnification claim in accordance with Section 9.9 hereof) pursuant to which such Buyer Indemnified Party is entitled to any payment (each an “Indemnification Payment”), then (A) to the extent that the amount of such Indemnification Payment is less than the then current balance of the Holdback Amount held by the Buyer (such amount, the “Holdback Balance”), then the Buyer shall (1) retain a portion of the Holdback Balance equal to the amount of such Indemnification Payment in satisfaction of such Indemnification Payment and (2) continue to hold the remaining Holdback Balance until another Indemnification Payment is due or is otherwise distributed pursuant to Section 8.5(i)(ii); or (B) to the extent that the amount of such Indemnification Payment is greater than or equal to the Holdback Balance, then the Buyer shall (1) retain the entire Holdback Balance and (2) the Sellers shall pay to the Buyer within five (5) Business Days after resolution of such indemnification claim an amount equal to (x) the amount of such Indemnification Payment minus (y) the Holdback Balance.
(ii) To the extent that there are any indemnification claims which have been brought by any Buyer Indemnified Party hereunder which have not been resolved on or prior to the Settlement Date (each a “Pending Claim”), then, on the Settlement Date, the Buyer shall (X) notify the Sellers’ Representative of the Buyer’s good faith estimate of the amount of the Holdback Balance to be reserved against each such Pending Claim (each a “Pending Claim Reserve” and the aggregate of all such Pending Claim Reserves, the “Reserve”) and (Y) pay to each Seller such Seller’s Allocable Percentage of an amount, if any, equal to (i) the Holdback Balance minus (ii) the Reserve. After the Settlement Date, upon the resolution of any Pending Claim pursuant to which a Buyer Indemnified Party is entitled to any payment (a “Pending Claim Indemnification Payment”), then (A) to the extent that the amount of such Pending Claim Indemnification Payment is less than or equal to the Pending Claim Reserve for such Pending Claim, then the Buyer shall retain a portion of such Pending Claim Reserve equal to the amount of such Pending Claim Indemnification Payment and shall pay to the Sellers within five (5) days after resolution of such Pending Claim to each Seller such Seller’s Allocable Percentage of an amount equal to the (x) the Pending Claim Reserve minus (y) the Pending Claim Indemnification Payment for such Pending Claim; or (B) to the extent that the amount of such Pending Claim Indemnification Payment is greater than the Pending Claim Reserve for such Pending Claim, then the Buyer shall (1) retain all of such Pending Claim Reserve and (2) the Sellers shall pay to the Buyer within five (5) Business Days after resolution of such Pending Claim an amount equal to the (x) the amount of such Pending Claim Indemnification Payment minus (y) the Pending Claim Reserve for such Pending Claim.

(iii) With respect to any indemnification claim made by any Buyer Indemnified Party hereunder after the Settlement Date pursuant to which such Buyer Indemnified Party is entitled to a payment upon the resolution of such indemnification claim, then, within five (5) Business Days after the resolution of such indemnification claim, such payment shall be made to the Buyer by or on behalf of the Sellers.
(iv) Within five (5) Business Days after the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment, the Buyer shall pay to each Seller such Seller’s Allocable Percentage of such payment.
(v) The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorney’s fees calculated based on a maximum hourly rate of $250) incurred in seeking to collect any payments under this Section 8.5(i).
(vi) Any payments required under this Section 8.5 that are not made when due shall bear interest until paid in full at a rate equal to eight percent (8%) per annum or, if less, the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand.
(vii) Except as expressly provided herein with respect to the Holdback Amount, no Indemnified Party may set off any amount allegedly owed to it under Section 8.5 against any amounts such Indemnified Party or any of its Affiliates owe to any Indemnifying Party under this Agreement or any Transaction Document unless and until the amount due under this Section 8.5 is agreed upon by the Buyer and the Sellers’ Representative or determined with finality in accordance with the dispute resolution procedures set forth in Section 9.9 hereof.
8.6 Restrictive Covenants.
(a) Acknowledgment. As an inducement to the Buyer to enter into this Agreement, the Transaction Documents and to consummate the Transaction, each Selling Party, including any other law firm or entity that provides Legal Services and which, during the Restricted Period, is controlled or owned by Albertelli Florida or Albertelli Georgia or Albertelli (each such Person is individually referred to herein as a “Non-Compete Party,” and collectively as the “Non-Compete Parties”) each acknowledges that it is necessary that the Non-Compete Parties undertake not to utilize their special knowledge of the Business and their relationships with customers and suppliers to compete with the Sellers.

(b) Non-Compete. Each Non-Compete Party hereby agrees that for a period commencing on the Closing Date and ending three (3) years from the Closing Date (the “Restricted Period”), he, she or it will not, directly or indirectly, as agent, employee, consultant, representative, manager, equityholder or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respect with any portion of the Business anywhere in the States of Alabama, Florida and Georgia (the “Territory”). Notwithstanding the foregoing, the parties acknowledge that neither the non-compete described in this Section 8.6(b) nor any other provision in this Agreement or in any of the Transaction Documents shall in any manner limit or restrict any Non-Compete Party from (i) the Practice of Law in any jurisdiction or (ii) engaging in the continued development, sale, license or other exploitation (whether for commercial gain or otherwise) of the PREO Software and the REO2GO Software; provided, however, that neither the PREO Software nor the REO2GO Software shall be used to perform any of the services relating to the residential (but not commercial) foreclosure, residential eviction, residential bankruptcy and litigation (with respect to any of the foregoing) practices of any of Albertelli Florida, Albertelli Georgia or any New Law Firm including, but not limited to, REO closing work, posting and publishing or other related services.
(c) Confidential Information. During the Restricted Period and thereafter, each Non-Compete Party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Buyer, furnish, make available or disclose to any third party or use for the benefit of such Non-Compete Party or any third party, any Confidential Information. As used in this Section 8.6(c), “Confidential Information” shall mean any information relating to this Agreement and the Transaction, the Business Records, the business or affairs of the Buyer or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Sellers in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known through no wrongful act on the part of any Non-Compete Party or any information, files or records related to the Non-Compete Parties’ Practice of Law.
(d) Interference with Relationships. During the Restricted Period, each Non-Compete Party shall not, without the prior written consent of the Buyer or any of its Affiliates, directly or indirectly, as agent, employee, consultant, distributor, representative, manager, equityholder or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Sellers or the Buyer or any of its Affiliates (both before and after the Closing Date), (ii) who was employed or engaged by any of the Sellers or the Buyer within six (6) months of such contact, or (iii) who was employed by any of the Sellers or engaged in the Business during the six (6) month period prior to the Closing Date, or otherwise seek to influence or alter any such person’s relationship with any Seller or the Buyer.

(e) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 8.6 too lengthy or the Territory too extensive, the other provisions of this Section 8.6 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court shall determine to be permissible.
(f) Remedies. Each Non-Compete Party acknowledges and agrees that the covenants set forth in this Section 8.6 are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if any Non-Compete Party breaches any of the terms of this Section 8.6, and that in the event of any actual or Threatened breach by any Non-Compete Party of any of the provisions contained in this Section 8.6, the Buyer will have no adequate remedy at law. Each Non-Compete Party accordingly agrees that in the event of any actual or Threatened breach by he, she or it of any of the provisions contained in this Section 8.6, the Buyer shall be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or Threatened breach, including the recovery of any damages.
8.7 Employment Matters.
(a) Transferred Employees. Effective at the Closing and except with respect to George Albertelli, the Buyer shall, or shall cause one of its Affiliates to, offer employment to the employees of the Sellers listed on the employee list previously delivered by the Sellers’ Representative to the Buyer (those of such employees accepting employment with the Buyer, the “Transferred Employees”) upon terms to be determined in the sole discretion of the Buyer or its Affiliates. In connection therewith, each of the Sellers shall use commercially reasonable efforts to encourage all of the Sellers’ employees to accept employment with the Buyer or its Affiliates, if employment is offered. For purposes of this Section 8.7(a), an employee shall be deemed to have accepted employment with the Buyer or an Affiliate thereof if such employee (i) appears at work on the second Business Day following the Closing Date and (ii) has not given notice to the contrary to the Buyer or any of the Sellers as of such date. Notwithstanding the foregoing, nothing herein shall be deemed to require the Buyer or any of its Affiliates to employ any Transferred Employee for any period of time after the Closing Date.
(b) Severance Pay. The Sellers agree that they shall be solely responsible for any notice of termination, termination pay, severance pay or any other costs, liabilities or obligations due to any of their employees (including vacation pay, sick pay and any other accrued paid time off), whether such employees are terminated by the Sellers in connection with the Transaction or otherwise, on or prior to the Closing Date, whether such severance pay is due pursuant to statute, common law or written or oral agreements or arrangements with such employee.

(c) Employee Benefits.
(i) The Buyer covenants and agrees to recognize the service by each Transferred Employee with the Sellers for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan offered by the Buyer to the Transferred Employees as of, or following, the Closing Date.
(ii) Assuming the continued qualified status of the Dolan Media Company 401(k) Plan, the Buyer covenants and agrees that it shall allow individual rollovers of accounts from the Seller’s retirement plans to the Dolan Media Company 401(k) Plan for all Transferred Employees; provided, however, that (A) such rollovers shall only be allowed for pre-tax employee contributions and employer contributions, and (B) such rollovers shall be completed by each Transferred Employee following the reasonable procedures of the Buyer relating to rollovers.
(iii) Notwithstanding anything to the contrary herein, the Sellers shall remain responsible for all notices and employer group health plan continuation of coverage obligations arising under COBRA or applicable state law with respect to all individuals who are or become “M&A Qualified Beneficiaries” (as defined in Treas. Reg. §54.4980B-9) as a result of the consummation of the Transaction.
(iv) The Sellers’ Representative, on behalf of the Sellers, and the Buyer shall mutually cooperate and provide the other party with such records, information, documentation and assistance as such party reasonably requests to carry out the intent of this Section 8.7.
8.8 Cooperation with DMC’s Auditors and SEC Filing Requirements. Upon the request of the Buyer, post-Closing, the Sellers’ Representative shall provide to the Buyer or any of its Affiliates (at the Buyer’s expense) copies of, or shall provide the Buyer or any of its Affiliates access to, such factual information as may be reasonably requested by the Buyer or any of its Affiliates, and in the possession or control of any of the Sellers or their respective Affiliates or accountants to enable DMC to make any required filings with the SEC or other Governmental Body, if, as and when such filings may be required by the SEC or such other Governmental Body. To the extent that any additional audits of the Business are required by the Buyer or its Affiliates for a pre-Closing period, at the Buyer’s expense, each of the Sellers shall cooperate with DMC’s independent public accounting firm (the “Auditor”) with respect to any such audits and provide (not more than ten (10) days after the Buyer’s request therefor) to the Auditor a letter of representation in a form reasonably satisfactory to the Auditor and the Sellers’s Representative. Without limiting the foregoing, post-Closing (i) the Buyer, any of its Affiliates or the Auditor may audit the Sellers’ operating statements of the Business, at the Buyer’s expense; and the Sellers’ Representative shall provide such documentation as the Buyer, any of its Affiliates or the Auditor may reasonably request in order to complete such audit, and (ii) the Sellers’ Representative shall furnish to the Buying Parties such financial and other information as may be reasonably required by the Buyer or any of its Affiliates to make any required filings with the SEC or other Governmental Body; provided, however, that the foregoing obligations of the Sellers’ Representative, on behalf of the Sellers, shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, the Sellers or their respective Affiliates or accountants. Notwithstanding anything to the contrary, the provisions of this Section 8.8 shall survive Closing.

8.9 Covenant to Enter Into New Services Agreements. Upon the request of the Buyer after the Closing Date, Albertelli, on behalf of himself individually and each law firm (including Albertelli Florida and Albertelli Georgia) directly or indirectly controlled by him, covenants and agrees to have any law firm (including Albertelli Florida and Albertelli Georgia) directly or indirectly controlled by him which is located or has an office or does business in the State of Florida or Georgia enter into a services agreement with the Buyer in substantially the form as the Florida Services Agreement, but solely with respect to their conduct of the Business within the States of Florida or Georgia, as applicable (any such law firm, a “New Law Firm”). For purposes of this Section 8.9, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
8.10 Covenant Regarding Payment of Purchase Price. Each Selling Party covenants and agrees not to pay any portion of the Purchase Price, whether on or at any time after the Closing Date, to any employee of the Business other than Albertelli in proportion to his ownership interest in the Sellers.
ARTICLE IX
MISCELLANEOUS
9.1 Notices, Consents, etc. Any notices, consents or other communication required or permitted to be sent or given hereunder by any of the parties hereto shall in every case be in writing and shall be deemed properly served if (a) delivered personally or (b) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.
(a)	If to the Buyer:
c/o Dolan Media Company
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402
Attention: James P. Dolan
with a copy to (which shall not constitute notice):
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: Walter S. Weinberg, Esq.

(b)	If to any Selling Party:
c/o James E. Albertelli
Albertelli Law
208 N. Laura St., Suite 900
Jacksonville, Florida 32202
with a copy to (which shall not constitute notice):
Smith Hulsey & Busey
225 Water Street, Suite 1800
Jacksonville, Florida 32202
Attention: Stephen D. Moore, Jr., Esq.
Date of delivery of such notice shall be (x) the date such notice is personally delivered or (y) one (1) Business Day after the date of delivery to the overnight courier if sent by overnight courier.
9.2 Public Announcements. Except as required by any Legal Requirement (including any securities laws applicable to the Buyer or its Affiliates relating to any securities filings of the Buyer or its Affiliates or otherwise) or applicable securities exchange on which any securities of DMC trade, the Purchase Price shall not be disclosed by any of the Selling Parties to any third party (other than the respective parties’ Representatives involved in this transaction) or in any public announcement.
9.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
9.4 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer; provided, further that any such amendment or waiver will be binding upon the Selling Parties only if such amendment or waiver is set forth in a writing executed by the Sellers’ Representative, on behalf of the Selling Parties. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.
9.6 Deliveries. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement or amendment invalid or unenforceable. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

9.7 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the Transaction; provided, however, that any sales or transfer taxes and all fees and charges of any Governmental Body relating to the sale and transfer of the Purchased Assets by the Sellers to the Buyer hereunder shall be borne solely by the Sellers.
9.8 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
9.9 Governing Law; Arbitration.
(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.
(b) EXCEPT WITH RESPECT TO REQUESTS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, IN THE EVENT OF ANY CLAIM, DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTION THE BUYER AND THE SELLERS’ REPRESENTATIVE AGREE TO HOLD A FACE-TO-FACE MEETING AT A MUTUALLY AGREEABLE TIME AND LOCATION TO DISCUSS AND ATTEMPT TO RESOLVE IN GOOD FAITH ANY SUCH CLAIM, DISPUTE OR CONTROVERSY. IF THE BUYER AND THE SELLERS’ REPRESENTATIVE ARE UNABLE TO REACH A CONSENSUAL RESOLUTION OF ANY SUCH CLAIM, DISPUTE OR CONTROVERSY, THEN EITHER THE BUYER OR THE SELLER’S REPRESENTATIVE MAY REQUEST ARBITRATION PURSUANT TO SECTION 9.9(C) BY PROVIDING THE OTHER PARTY WITH WRITTEN NOTICE THEREOF.
(c) IF A CLAIM, DISPUTE OR CONTROVERSY IS NOT RESOLVED AFTER A FACE-TO-FACE MEETING AS PROVIDED IN SECTION 9.9(B) ABOVE, IT SHALL BE DECIDED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AAA. ANY DEMAND FOR ARBITRATION HEREUNDER MUST BE FILED IN WRITING WITH THE OTHER PARTIES TO THIS AGREEMENT AND WITH THE AAA. THE PARTIES SHALL SELECT THE ARBITRATOR(S) ACCORDING TO THE APPLICABLE AAA RULES. ANY ARBITRATION PROCEEDINGS UNDER THIS AGREEMENT SHALL BE CONDUCTED IN THE STATE OF DELAWARE. ANY AWARD RENDERED BY AN ARBITRATOR SHALL BE FINAL, AND JUDGMENT MAY BE ENTERED UPON IT IN ACCORDANCE WITH APPLICABLE LAW IN ANY COURT HAVING JURISDICTION. THIS SECTION 9.9 SHALL BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH APPLICABLE LAW IN ANY COURT OF COMPETENT JURISDICTION. NO UNDISPUTED PAYMENTS DUE OR PAYABLE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE WITHHELD ON ACCOUNT OF POTENTIAL OR PENDING ARBITRATION PROCEEDINGS.

9.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties, provided, however, that the Buyer shall be allowed to assign its rights and benefits hereto to (a) an Affiliate so long as the Affiliate assumes the Buyer’s obligations hereunder; (b) in connection with a sale of all or substantially all of the Buyer’s assets so long as the assignee assumes the Buyer’s obligations hereunder and (c) to the lenders of the Buyer or any Affiliate of the Buyer as collateral for security purposes. The Sellers’ Representative agrees to provide any acknowledgment or consent required by any such lender in connection with any assignment referenced in clause (c) above.
9.11 Sellers’ Representative. Each Selling Party hereby irrevocably constitutes and appoints James E. Albertelli as such Person’s true and lawful attorney-in-fact and agent (the “Sellers’ Representative”) with full power of substitution to: (i) do and perform each and every act and thing necessary, desirable or requisite to be done on behalf of such Selling Party to consummate the Transaction, including to execute and deliver the Transaction Documents to which such Selling Party is a party, and to take any and all actions required or available to be taken by such Selling Party under and pursuant to this Agreement; (ii) accept on behalf of such Selling Party service of process and any notices required to be served on such Selling Party; (iii) execute on behalf of such Selling Party any amendment, modification or waiver hereto or to any Transaction Document to which such Selling Party is a party; (iv) take all actions to be taken by such Selling Party under this Agreement or any Transaction Document to which such Selling Party is a party, including to deliver notices to be served on the Buyer by such Selling Party and to control the defense and settlement of any and all claims for indemnification by any Buyer Indemnified Party against such Selling Party under this Agreement; (v) enforce, on behalf of such Selling Party, any claim against the Buyer arising under this Agreement; and (vi) engage attorneys, accountants and agents at the expense of such Selling Party in connection with any of the foregoing. Such power of attorney being coupled with an interest shall be irrevocable except in accordance with applicable law.
9.12 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
“2010 Adjusted EBITDA Target” means an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).
“2010 Earn Out Payment” means the amount actually paid by the Buyer pursuant to Section 2.3(a)(i).

“2010 Earn Out Period” means the first twelve complete calendar months after the Closing.
“2011 Adjusted EBITDA Target” means an amount equal to Four Million Dollars ($4,000,000).
“2011 Earn Out Payment” means the amount actually paid by the Buyer pursuant to Section 2.3(a)(ii).
“2011 Earn Out Period” means the first twelve complete calendar months after the 2010 Earn Out Period.
“2012 Adjusted EBITDA Target” means an amount equal to Four Million Dollars ($4,000,000).
“2012 Earn Out Payment” means the amount actually paid by the Buyer pursuant to Section 2.3(a)(iii).
“2012 Earn Out Period” means the first twelve complete calendar months after the 2011 Earn Out Period.
“AAA” means the American Arbitration Association.
“Adjusted EBITDA” means, with respect to the Business as operated by the Buyer after the Closing Date for any Earn Out Period, the sum, without duplication, of net income of the Business for such Earn Out Period after Taxes, as determined in accordance with GAAP, consistently applied, as
(a) reduced by the amount of any (i) gains derived from any extraordinary, unusual, infrequent or nonrecurring event, (ii) gains resulting from the sale or other disposition of assets not in the ordinary course of business, and (iii) gains attributable to (A) adjustments relating to prior periods or (B) acquisitions of businesses or lines of business consummated subsequent to the Closing Date, all to the extent any of the foregoing items are included in the determination of net income; and
(b) increased by the amount of any (i) net interest expense, (ii) Income Taxes, (iii) depreciation and amortization, (iv) losses derived from any extraordinary, unusual, infrequent or nonrecurring event, (v) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, (vi) deductions or losses attributable to adjustments relating to prior periods, and (vii) costs attributable to acquisitions of businesses or lines of business consummated subsequent to the Closing Date, all to the extent any of the foregoing items are deducted in the determination of net income.

“Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble hereof.
“Agreement Date” has the meaning set forth in the Preamble hereof.
“Albertelli” has the meaning set forth in the Preamble hereof.
“Albertelli Florida” has the meaning set forth in the Preamble hereof.
“Albertelli Georgia” has the meaning set forth in the Preamble hereof.
“Albertelli Title” has the meaning set forth in the Preamble hereof.
“Allocable Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on the Allocable Percentages Schedule.
“Allocable Percentages Schedule” has the meaning set forth in Section 2.1(a) hereof.
“Assumed Contracts” has the meaning set forth in Section 1.1(a)(iii) hereof.
“Assumed Liabilities” has the meaning set forth in Section 1.2(a) hereof.
“Assumed Proprietary Rights” has the meaning set forth in Section 1.1(a)(iv) hereof.
“Atlanta Landlord” means OTR, an Ohio general partnership acting as the duly authorized nominee of the State Teachers Retirement System of Ohio.
“Atlanta Sublandlord” means Inland Mortgage Capital Corporation, a Maryland corporation.
“Atlanta Sub-Sublease Agreement” has the meaning set forth in Section 7.2(p) hereof.
“Atlanta Sub-Sublandlord” means Albertelli Law, Inc., a Georgia professional corporation.
“Auditor” has the meaning set forth in Section 8.8 hereof.
“Bill of Sale” has the meaning set forth in Section 1.3 hereof.
“Business” has the meaning set forth in the Recitals hereof.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in Jacksonville, Florida.
“Business Records” has the meaning set forth in Section 1.1(a)(vi) hereof.
“Buyer” has the meaning set forth in the Preamble hereof.
“Buyer Excluded Provisions” means Section 4.2 (Authorization), Section 4.3 (No Conflict), and Section 4.4 (Brokers and Finders).
“Buyer Financial Statements” means the Buyer Unaudited Financial Statements and the Buyer Interim Financial Statements.
“Buyer Indemnified Party” has the meaning set forth in Section 8.5(a) hereof.
“Buyer Interim Financial Statements” has the meaning set forth in Section 4.5(b) hereof.
“Buyer Unaudited Financial Statements” has the meaning set forth in Section 4.5(a) hereof.
“Buyer’s Latest Balance Sheet” has the meaning set forth in Section 4.5(b) hereof.
“Buying Parties” and “Buying Party” each has the meaning set forth in the Preamble hereof.
“Cap” means Two Million Five Hundred Thousand Dollars ($2,500,000).
“Claim Notice” has the meaning set forth in Section 8.5(c)(i) hereof.
“Closing Cash Consideration” means Eight Million Dollars ($8,000,000).
“Closing” has the meaning set forth in Section 7.1 hereof.
“Closing Date” has the meaning set forth in Section 7.1 hereof.
“Closing Date Cash Payment” means an amount in cash equal to (i) the Closing Cash Consideration, minus (ii) the sum of (a) the Indebtedness Payments, if any, and (b) the Holdback Amount.
“COBRA” has the meaning set forth in Section 3.13(f) hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Computer System and Processes” has the meaning set forth in Section 3.12(h) hereof.
“Confidential Information” has the meaning set forth in Section 8.6(c) hereof.

“Consent” means any approval, consent, ratification, permission, waiver, authorization (including any Governmental Authorization), notification, authorization, declaration, filing or registration of, with or to any Person.
“Contract” means any agreement, contract, license, lease, purchase order, obligation, promise, or undertaking (whether written or oral and whether express or implied).
“Defense Counsel” has the meaning set forth in Section 8.5(c)(i) hereof.
“Defense Notice” has the meaning set forth in Section 8.5(c)(i) hereof.
“Deferred Cash Payment” means Two Million Dollars ($2,000,000).
“Designated Claim” means any claim under the Agreement whether indemnification or otherwise based upon, arising out of or otherwise in respect of any (i) inaccuracy or omission in or any breach of any representation or warranty of any Selling Party contained in Section 3.20 (Taxes) of the Agreement or (ii) indemnification under Sections 8.5(a)(ix).
“Direct Claim” has the meaning set forth in Section 8.5(d) hereof.
“DMC SEC Reports” means DMC’s Annual Report of Form 10-K for the fiscal year ended December 31, 2008 and DMC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, all as filed with the SEC.
“DMC” has the meaning set forth in the Preamble hereof.
“Documentation” means all existing and current user manuals, design specifications, system flow charts, program flow charts, schematics, file layouts, report layouts, screen layouts, test results, activity or tracking logs or reports, other logs, and other installation, instructional, trouble shooting, customer service and training materials and all other existing documentation, system and user materials used by or on behalf of the Sellers to develop, demonstrate, reproduce, maintain, modify, enhance or use the Software and/or any of the Websites.
“Earn Out Calculation” has the meaning set forth in Section 2.3(b)(i) hereof.
“Earn Out Calculation Delivery Date” has the meaning set forth in Section 2.3(b)(i) hereof.
“Earn Out Calculation Objection Notice” has the meaning set forth in Section 2.3(b)(ii) hereof.
“Earn Out Payment Amount” means an amount equal to Three Million Dollars ($3,000,000).
“Earn Out Payment” means any of (i) the 2010 Earn Out Payment, (ii) the 2011 Earn Out Payment or (iii) the 2012 Earn Out Payment, as the case may be.

“Earn Out Period” means any of (i) the 2010 Earn Out Period, (ii) the 2011 Earn Out Period or (iii) the 2012 Earn Out Period, as the case may be.
“Effective Time” has the meaning set forth in Section 7.1 hereof.
“Eligible Firm” has the meaning set forth in Section 2.3(f) hereof.
“Employee Benefit Plans” has the meaning set forth in Section 3.13(a) hereof.
“Employment Agreement” has the meaning set forth in Section 7.2(j) hereof.
“Environmental and Safety Requirements” means all U.S. Federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public health and safety, worker health and safety, pollution or protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 1.1(b) hereof.
“Excluded Liabilities” has the meaning set forth in Section 1.2(b) hereof.
“Financial Statements” means, collectively, the Reviewed Financial Statements, the Pro Forma Financial Statements and the Interim Financial Statements.
“First Installment” has the meaning set forth in Section 2.2 hereof.
“Florida Services Agreement” has the meaning set forth in Section 7.2(k) hereof.
“Foreclosure Related Business” has the meaning set forth in the Recitals hereof.
“GAAP” means United States generally accepted accounting principles.
“GAAP Financial Statements” has the meaning set forth in Section 3.6(d) hereof.
“Georgia Services Agreement” has the meaning set forth in Section 7.2(l) hereof.
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:
(a) U.S. Federal, state, county, municipal, city, town, village, district, or other jurisdiction or government of any nature;
(b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
(c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including, but not limited to, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, but not limited to, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements
“Holdback Amount” has the meaning set forth in Section 2.1(c) hereof.
“Holdback Balance” has the meaning set forth in Section 8.5(i)(i) hereof.
“Income Tax” means any Tax which is imposed or determined with reference to (i) gross or net income or profits (including, but not limited to, capital gains, gross receipts or minimum tax) or (ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i), together with any interest and penalties, fines, additions to tax or additional amounts imposed by any tax authority with respect to such Tax.
“Indebtedness” of any Person means the principal of, premium, if any, unpaid interest on, and other amounts owing in respect of, (a) indebtedness for borrowed money, (b) indebtedness of a third party debtor for borrowed money guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness for borrowed money, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness for borrowed money or to assure the owners of the indebtedness for borrowed money against loss, (c) all indebtedness for borrowed money secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, and (d) renewals, extensions and refunding of any such indebtedness for borrowed money.
“Indebtedness Payments” has the meaning set forth in Section 2.1(b) hereof.
“Indemnification Payment” has the meaning set forth in Section 8.5(i)(i) hereof.
“Indemnified Party” has the meaning set forth in Section 8.5(c)(i) hereof.

“Indemnifying Party” has the meaning set forth in Section 8.5(c)(i) hereof.
“Independent Accounting Firm” means any nationally recognized independent accounting firm selected pursuant to Section 2.3(f) hereof.
“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
“Insurance Policies” has the meaning set forth in Section 3.19 hereof.
“Interim Earn Out Payment Amount” has the meaning set forth in Section 2.3(e) hereof.
“Interim Financial Statements” has the meaning set forth in Section 3.6(c) hereof.
“Jacksonville Property” means that certain real property commonly referred to as 208 North Laura Street, Jacksonville, Florida 32202.
“Jacksonville Sublease Agreement” has the meaning set forth in Sections 7.2(m).
“Latest Balance Sheet” has the meaning set forth in Section 3.6(c)(i) hereof.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.6(c)(i) hereof.
“Leased Real Property” has the meaning set forth in Section 3.10(b) hereof.
“Legal Requirement” means any U.S. Federal, state, local, municipal or other constitution, ordinance, regulation, statute, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, Order, or permit by or with any Governmental Body or to which any Selling Party is a party or by which any Selling Party, the Business or the Purchased Assets are bound.
“Legal Services” means counseling or assisting others in matters that require the use of legal discretion and profound legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge, including the provision of any service constituting the practice of law under the laws of any applicable jurisdiction.
“Liabilities” means debts, liabilities, obligations, expenses or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, and each is hereinafter referred to as a “Liability.”
“Liens” means any liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature.

“Losses” has the meaning set forth in Section 8.5(a) hereof.
“Major Clients” means the ten (10) largest clients of each of the Sellers, as measured by the dollar amount of revenue received by such Seller for the twelve-month period ending on the Latest Balance Sheet Date.
“Material Adverse Effect” means (a) with respect to any Selling Party, any change or effect that (i) individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of such change or effect, has been, is or could reasonably be expected to be materially adverse to the Business, the Purchased Assets or the condition (financial or otherwise) or results of operations of the Sellers considered as a whole, or (ii) materially adversely affects the ability of any of the Selling Parties to perform their respective obligations under this Agreement or the Transaction Documents or to consummate the Transaction; or (b) with respect to any Buying Party, any change or effect that (i) individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of such change or effect, has been, is or could reasonably be expected to be materially adverse to the condition (financial or otherwise) or results of operations of the Buying Parties considered as a whole, or (ii) materially adversely affects the ability of the Buying Parties to perform their obligations under this Agreement or the Transaction Documents or to consummate the Transaction.
“New Law Firm” has the meaning set forth in Section 8.9 hereof.
“Non-Compete Parties” and “Non-Compete Party” each has the meaning set forth in Section 8.6(a) hereof.
“Object Code” means codes resulting from the translation or processing of the Source Code by a computer into machine language or intermediate code, which is thus in a form not convenient for human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.
“Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.
“Owned Proprietary Rights” has the meaning set forth in Section 3.12(d) hereof.
“Pending Claim” has the meaning set forth in Section 8.5(h)(ii) hereof.

“Pending Claim Indemnification Payment” has the meaning set forth in Section 8.5(i)(ii) hereof.
“Pending Claim Reserve” has the meaning set forth in Section 8.5(i)(ii) hereof.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or Governmental Body.
“Post-Closing Agreement” has the meaning set forth in Section 7.2(q) hereof.
“Practice of Law” means any activities that constitute providing Legal Services.
“PREO Software” has the meaning set forth in Section 1.1(b)(x) hereof.
“Privacy Policies” has the meaning set forth in Section 3.12(l) hereof.
“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.
“Pro Forma Financial Statements” has the meaning set forth in Section 3.6(b) hereof.
“Proprietary Rights” of any Person means, to the extent applicable to such Person, all intellectual property, confidential information, and proprietary information of such Person, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the terms listed in clauses (b) and (c); (e) trade secrets; (f) Websites; (g) all computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in Source Code or Object Code; (h) ideas; formulae; compositions; know how; manufacturing and production processes and techniques; research and development information; artwork and graphic design; mastheads; photographs; negatives; manuscripts; drawings; specifications; list of suppliers and service providers; pricing and cost information and records; blueprints; proofs; surveys; test reports; manuals; standards; catalogs; production methods; financial, business, sales and marketing proposals, research, data, and plans; improvements; technical and computer data; databases; documentation; Software; promotional materials and related information; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgment, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.

“Purchased Assets” has the meaning set forth in Section 1.1(a) hereof.
“Purchase Price” means Nineteen Million Dollars ($19,000,000).
“Real Property Leases” has the meaning set forth in Section 3.10(b) hereof.
“REO2GO Software” has the meaning set forth in Section 1.1(b)(x) hereof.
“Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.
“Required Contract Consents” has the meaning set forth in Section 3.11(d) hereof.
“Reviewed Financial Statements” has the meaning set forth in Section 3.6(a) hereof.
“Reserve” has the meaning set forth in Section 8.5(i)(ii) hereof.
“Restricted Period” has the meaning set forth in Section 8.6(b) hereof.
“SEC” means the Securities and Exchange Commission.
“Second Installment” has the meaning set forth in Section 2.2 hereof.
“Seller Excluded Provisions” means, collectively, Section 3.2 (Authorization), Section 3.8(a) (Title to Assets) and Section 3.28 (Brokers or Finders), and each is hereinafter referred to as a “Seller Excluded Provision.”
“Seller Governmental Authorizations” has the meaning set forth in Section 3.9(b) hereof.
“Seller Indemnified Party” has the meaning set forth in Section 8.5(b) hereof.
“Sellers’ Knowledge” means, with respect to any applicable matter, the knowledge that any of James E. Albertelli, George J. Albertelli and Jonathan D. Sawyer actually has or would have had after due inquiry with respect to such matter.
“Sellers’ Representative” has the meaning set forth in Section 9.11 hereof.
“Sellers” and “Seller” each has the meaning set forth in the Preamble hereof.
“Selling Parties” and “Selling Party” each has the meaning set forth in the Preamble hereof.
“Services Agreements” means, collectively, the Florida Services Agreement and the Georgia Services Agreement.
“Settlement Date” means the first anniversary of the Closing Date.

“Software” means (i) all software programs and applications and reusable software modules or templates developed by or on behalf of, or owned by, the Sellers and intended for sale, license or use by the Sellers, on a stand alone basis or as part of a client engagement, including all enhancements, versions, releases and updates of such products, and (ii) any other software products in development by the Sellers, regardless of the products’ stage of development; in each case, excluding any portions thereof which comprise Third Party Software.
“Source Code” means code suitable for reading or reproduction by computer and/or photocopying equipment, consisting of a full source language statement for the Software, including, but not limited to, any programmers’ comments, any maintenance documentation, a master diskette or tape, duplicating instructions, and any and all other existing materials reasonably required to enable reasonably skilled programmers to use the Software.
“Tampa Landlord” means ACP Westshore LLC, a Delaware limited liability.
“Tampa Sublandlord” means Lennar Homes, LLC, a Florida limited liability company.
“Tampa Suite 410 Sublease Agreement” has the meaning set forth in Section 7.2(n) hereof.
“Tampa Suites 400 and 420 Sub-Sublease Agreement” has the meaning set forth in Section 7.2(o) hereof.
“Tax” means any and all United States Federal, state, or local or foreign taxes, assessments and other governmental charges based on or measured by gross receipts, income, profits, sales, use and occupation, and franchise, estimated, alternative minimum, add-on minimum, real or immovable property, personal or movable property, intangible property, social security, employment, unemployment, payroll, deductions at source, employee or other withholding, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Territory” has the meaning set forth in Section 8.6(b) hereof.
“Third Party Claim” has the meaning set forth in Section 8.5(c)(i) hereof.
“Third Party Licenses” has the meaning set forth in Section 3.12(c) hereof.
“Third Party Marks” has the meaning set forth Section 3.12(j) hereof.

“Third Party Software” means any (i) off-the-shelf software program and/or (ii) any software utility, tool, application or program, which was not developed at the specific request or direction of any of the Sellers, including, but not limited to, the Source Code therefor and the Object Code and Documentation of or relating thereto.
A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any notice, demand or statement has been given or made in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
“Threshold” means Two Hundred Thousand Dollars ($200,000).
“Title Business” has the meaning set forth in the Recitals hereof.
“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transaction Documents” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, but not limited to, the Services Agreements.
“Transferred Employees” has the meaning set forth in Section 8.7(a) hereof.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations issued thereunder, or any similar state or local law, regulation or ordinance.
“Websites” means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, graphics and designs, formatted using HTML code or another web-based code, located at, or otherwise intended to be accessible by Internet users with web browsers visiting, uniform resource locators comprised of one of the domain names listed on Schedule 9.12 and all content, information and other materials associated therewith, including, but not limited to, (i) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (ii) all versions, works in process, updates, fixes, enhancements, and releases thereof; and (iii) all mirror sites associated with the foregoing.
9.13 Entire Agreement. This Agreement, the Preamble, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including, but not limited to, any term sheet and/or letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

9.14 No Third Party Beneficiary. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives and any Person entitled to indemnification under Section 8.5. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns and any Person entitled to indemnification under Section 8.5 any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term “including” shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any obligations of the Selling Parties, on the one hand, or the Buying Parties, on the other hand, as applicable, incurred as a result of any term or provision of this Agreement or any Transaction Document shall be joint and several in nature.
9.16 Further Assurances. The Buying Parties, on the one hand, and the Sellers’ Representative, on the other hand, shall from time to time after the Closing, at any other party’s reasonable request, execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing), and take or cause to be taken such other action, as such any party may reasonably require, to effect, consummate, confirm, or evidence the Transaction. The Selling Parties and the Buying Parties will also do such acts as are necessary to perform their respective covenants and agreements herein.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

AMERICAN PROCESSING COMPANY, LLC
By:	/s/ David A. Trott
	Name:	David A. Trott
	Its:	Chief Executive Officer & Chairman
DOLAN MEDIA COMPANY
By:	/s/ James P. Dolan
	Name:	James P. Dolan
	Its:	Chairman, President & CEO
JAMES E. ALBERTELLI, P.A.
By:	/s/ James E. Albertelli
	Name:	James E. Albertelli
	Its:	President
THE ALBERTELLI FIRM, P.C.
By:	/s/ James E. Albertelli
	Name:	James E. Albertelli
	Its:	President
ALBERTELLI TITLE, INC.
By:	/s/ James E. Albertelli
	Name:	James E. Albertelli
	Its:	President

/s/ James E. Albertelli
JAMES E. ALBERTELLI, individually

SCHEDULES

Schedule 1.1(a)(i) — Tangible Personal Property
Schedule 1.1(a)(iii) — Assumed Contracts
Schedule 1.1(b)(vi) — Excluded Personal Property
Schedule 1.1(b)(x) — Excluded Proprietary Rights
Schedule 2.1(a) — Allocable Percentages Schedule
Schedule 3.1(i) — Foreign Qualification of the Sellers
Schedule 3.1(ii) — Equity Interests of the Sellers
Schedule 3.3(i) — Ownership of the Capital Stock of the Sellers
Schedule 3.3(ii) — Officers and Directors of the Sellers
Schedule 3.4 — Conflicts
Schedule 3.5 — Consents
Schedule 3.6(a) — Reviewed Financial Statements
Schedule 3.6(b) — Pro Forma Financial Statements
Schedule 3.6(b) — Interim Financial Statements
Schedule 3.6(d) — Exceptions to GAAP
Schedule 3.7 — Liabilities
Schedule 3.8 — Existing Liens
Schedule 3.9(a) — Compliance with Laws
Schedule 3.9(b) — Seller Governmental Authorizations
Schedule 3.10(b)(i) — Real Property Leases
Schedule 3.10(b)(ii) — Real Property Lease Defaults
Schedule 3.10(b)(iii) — Seller Subleases
Schedule 3.11(a) — Contract Deviations
Schedule 3.11(b) — Enforceability of Contracts
Schedule 3.11(d) — Required Contract Consents
Schedule 3.12(i) — Warranties
Schedule 3.13(a) — Employee Benefit Plans
Schedule 3.14 — Labor and Employment Matters
Schedule 3.15 — Workers Compensation
Schedule 3.16(i) — Employees
Schedule 3.16(ii) — Compensation Increases
Schedule 3.16(iii) — Material Perquisites
Schedule 3.18 — Affiliate Transactions
Schedule 3.19 — Insurance Policies
Schedule 3.20(c) — Tax Jurisdictions
Schedule 3.21(a) — Litigation Proceedings
Schedule 3.21(b) — Orders
Schedule 3.21(c) — Compliance with Orders
Schedule 3.22 — Environmental and Safety Requirements
Schedule 3.23 — Conduct of the Business
Schedule 3.25 — Government Contracts
Schedule 3.26 — Corporate Names/Business Locations
Schedule 3.27 — Major Clients
Schedule 4.5(a) — Buyer’s 2008 Financial Statements
Schedule 4.5(b) — Buyer’s Interim Financial Statements
Schedule 9.12 — Websites

EXHIBITS

Exhibit 1.3 — Bill of Sale
Exhibit 2.1(a) — Sellers’ Accounts
Exhibit 7.2(j) — Employment Agreement
Exhibit 7.2(k) — Florida Services Agreement
Exhibit 7.2(l) — Georgia Services Agreement
Exhibit 7.2(m)-1 — Jacksonville Sublease Agreement
Exhibit 7.2(m)-2 — Landlord Estoppel Certificate
Exhibit 7.2(n)-1 — Tampa Suite 410 Sublease Agreement
Exhibit 7.2(n)-2 — Landlord Estoppel Certificate
Exhibit 7.2(n)-3 — Landlord Waiver and Consent
Exhibit 7.2(o)-1 — Tampa Suites 400 and 420 Sub-Sublease Agreement
Exhibit 7.2(o)-2 — Landlord Estoppel Certificate
Exhibit 7.2(o)-3 — Sublandlord Estoppel Certificate
Exhibit 7.2(o)-4 — Landlord and Sublandlord Consent
Exhibit 7.2(p)-1 — Atlanta Sub-Sublease Agreement
Exhibit 7.2(p)-2 — Landlord Estoppel Certificate
Exhibit 7.2(p)-3 — Sublandlord Estoppel Certificate
Exhibit 7.2(p)-4 — Landlord and Sublandlord Consent
Exhibit 7.2(q) — Post-Closing Agreement